UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Cousins Properties Incorporated
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 6, 2014

To our Stockholders:

The Annual Meeting of Stockholders of Cousins Properties Incorporated (“we,” “our,” “us,” or the “Company”) will be held on Tuesday, May 6, 2014, at 11:00 a.m. local time at 191 Peachtree Street NE, Atlanta, Georgia 30303-1740. The purposes of the meeting are:

(1) To elect eight Directors nominated by the Board of Directors (the “Board of Directors” or the “Board”);

(2)  To approve, on an advisory basis, executive compensation, often referred to as “say on pay;”

(3) To amend our Restated and Amended Articles of Incorporation to increase the number of shares of common stock authorized for issuance from 250 million shares to 350 million shares;

(4) To ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2014; and

(5) To transact any other business as may properly come before the meeting.

All holders of record of our common stock at the close of business on February 28, 2014 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

By Order of the Board of Directors,

PAMELA F. ROPER
Corporate Secretary

Atlanta, Georgia
March 24, 2014

Whether or not you expect to attend the Annual Meeting, you are urged to vote, date, sign and return the enclosed proxy in the enclosed postage-paid envelope. You also may vote your shares over the Internet or by telephone as described on your proxy card. If you attend the Annual Meeting, you may revoke the proxy and vote your shares in person.

COUSINS PROPERTIES INCORPORATED
191 Peachtree Street NE, Suite 500
Atlanta, Georgia 30303-1740

2014 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
2014 Annual Meeting Information

•	Date and Time: May 6, 2014, at 11:00 a.m. Eastern Time.

•	Place: 191 Peachtree Street NE, Atlanta, Georgia 30303-1740.

•	Record Date: February 28, 2014.

•	Voting: Holders of our common stock are entitled to one vote per share.

Items of Business

	Board Vote Recommendation	Page Reference (for more information)
1. Election of eight Directors named in this proxy statement	FOR ALL	10
2. Advisory vote to approve executive compensation	FOR	51
3. Amendment of Restated and Amended Articles of Incorporation to increase the number of shares of common stock authorized for issuance from 250 million to 350 million shares	FOR	52
4. Ratification of Deloitte & Touche as our independent registered public accounting firm	FOR	53
Election of Directors
The Board of Directors (the “Board”) of Cousins Properties Incorporated (“we,” “our,” “us,” the “Company,” or “Cousins”) is asking you to elect eight Directors. The table below provides summary information about the Director nominees. Our Bylaws provide for majority voting in uncontested Director elections. Therefore, a nominee will only be elected if the number of votes for the nominee’s election is greater than the number of votes cast against that nominee. For more information about the nominees, including information about the qualifications, attributes and skills of the nominees, see page 10.

Name	Age	Director Since	Occupation	Board Committees*	Independent
Tom G. Charlesworth	64	2009	Former Chief Investment Officer, Chief Financial Officer and General Counsel of Cousins	AC; IC	Yes
James D. Edwards	70	2007	Former Managing Partner, Global Markets of Arthur Andersen LLP	AC; CNGC; EC	Yes
Lawrence L. Gellerstedt III	57	2009	President and Chief Executive Officer of Cousins	EC	No
Lillian C. Giornelli	53	1999	Chairman, Chief Executive Officer and Trustee of The Cousins Foundation, Inc.	AC; CNGC	Yes
S. Taylor Glover	62	2005	Non-executive Chairman of the Board of Cousins; President and CEO, Turner Enterprises	EC	Yes
James H. Hance, Jr.	69	2005	Former Vice Chairman of Bank of America Corporation	CNGC; IC; EC	Yes
Donna W. Hyland	53	–	President and Chief Executive Officer of Children’s Healthcare of Atlanta	AC**	Yes
R. Dary Stone	60	2011	President and Chief Executive Officer of R.D. Stone Interests	IC	No

*	Audit Committee = AC; Compensation, Succession, Nominating and Governance Committee = CNGC; Investment Committee = IC; Executive Committee = EC
** Anticipated
Advisory Vote to Approve Executive Compensation
For 2013, our “Named Executive Officers” or “NEOs” are as follows:

•	Lawrence L. Gellerstedt III – President and Chief Executive Officer;

•	Gregg D. Adzema – Executive Vice President and Chief Financial Officer;

•	John S. McColl – Executive Vice President;

•	M. Colin Connolly – Senior Vice President and Chief Investment Officer; and

•	J. Thad Ellis II – Senior Vice President.
2013 Key Compensation Decisions

The Compensation Committee made the following key decisions with respect to 2013 compensation for our NEOs:

•	The base salary for Mr. Gellerstedt remained the same. Base salary increases were approved for the other NEOs.

•
Annual cash incentive awards were earned by our NEOs (generally at 150% of target), based on company achievement of performance goals relating to funds from operations (“FFO”), gross square footage leased, increase in same property net operating income and new investments.

•
Long-term equity awards were granted to our NEOs using a mix of 60% performance conditioned restricted stock units (“RSUs”) and 40% time vested restricted stock. The performance conditioned RSUs are earned only upon meeting performance goals relating to total stockholder return (relative to the SNL US REIT Office Index) (“TSR”) and/or FFO over a three-year period. The time vested restricted stock vests over a three-year service requirement.

 Say on Pay Results
At our 2013 annual meeting, stockholders approved our say on pay vote with approximately 82% of votes cast, as compared to 60% of votes cast at our 2012 annual meeting.
For more information, see page 25.
 Approve Executive Compensation
The Board is asking you to approve executive compensation on an advisory basis. Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. Stockholders have the opportunity to vote, on an advisory basis, on the compensation of our executive officers. This agenda item is often referred to as a say on pay, and it provides you the opportunity to cast a vote with respect to our 2013 executive compensation programs and policies and the compensation paid to the named executive officers as disclosed in this proxy statement.
For more information, see page 51.
Approve an Amendment to our Restated and Amended Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock
The Board is asking you to approve an amendment to our Restated and Amended Articles of Incorporation to increase the number of authorized shares of common stock from 250 million shares to 350 million shares. The additional authorized shares of common stock will be available for general purposes, including capital raising transactions, acquisitions, employee benefit plans and other uses. We currently have no specific plans or understandings with respect to the issuance of any of the additional shares.
For more information, see page 52.
Ratify the Appointment of the Independent Registered Public Accounting Firm
The Board is asking you to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2014.
For more information, see page 53.
2015 Annual Meeting
Stockholder proposals submitted for inclusion in the proxy statement for our annual meeting of stockholders expected to be held in May 2015 pursuant to SEC Rule 14a-8 must be received by us by November 24, 2014.
For more information, see page 55.

COUSINS PROPERTIES INCORPORATED
191 Peachtree Street NE, Suite 500
Atlanta, Georgia 30303-1740

2014 PROXY STATEMENT

GENERAL INFORMATION

This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at our 2014 Annual Meeting of Stockholders. Our Annual Meeting will be held on Tuesday, May 6, 2014, at 11:00 a.m., local time, at 191 Peachtree Street NE, Atlanta, Georgia 30303-1740. The proxy is solicited by our Board of Directors. This proxy statement and proxy card are first being sent on March 24, 2014 to holders of our common stock.
Why am I receiving this proxy statement and proxy card?

You are receiving this proxy statement and proxy card because you owned shares of Cousins Properties Incorporated common stock on February 28, 2014, and our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement describes issues on which we would like you to vote at our Annual Meeting. It also gives you information on these issues so that you can make an informed decision.
What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. The written document in which you designate that person is called a proxy or a proxy card. Two of our Directors have been designated as proxies for the 2014 Annual Meeting of Stockholders. These Directors are S. Taylor Glover and James H. Hance, Jr.
Who is entitled to vote?

Holders of our common stock at the close of business on February 28, 2014 are entitled to receive notice of the meeting and to vote at the meeting and any postponements or adjournments of the meeting. February 28, 2014 is referred to as the record date.
To how many votes is each share of common stock entitled?

Holders of our common stock are entitled to one vote per share.
What is the difference between a stockholder of record and a stockholder who holds common stock in “street name?”

If your shares of common stock are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in “street name.”
How do I vote?

Common stockholders of record may vote:

•	over the Internet at the web address shown on your proxy card;

•	by telephone through the number shown on your proxy card;

•	by signing your proxy card and mailing it in the enclosed postage-paid envelope; or

•	by attending the Annual Meeting and voting in person.

If you hold your shares of common stock through a broker or bank, please refer to your proxy card or the information forwarded by your broker or bank to see the voting options that are available to you. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. However, if you hold your shares of common stock in street name, you must obtain a legal proxy from your broker or bank to be able to vote in person at the Annual Meeting.
What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	sending written notice of revocation to our Corporate Secretary at 191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740;

•	submitting a subsequent proxy via Internet or telephone or executing a new proxy card with a later date; or

•	voting in person at the Annual Meeting.

Attendance at the meeting will not by itself revoke a proxy.
On what items am I voting?

You are being asked to vote on four items:

•	to elect eight Directors nominated by the Board of Directors;

•	to approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in this proxy statement;
• to approve an amendment to our Restated and Amended Articles of Incorporation to increase the number of shares of common stock authorized for issuance from 250 million shares to 350 million shares; and

•	to ratify the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2014.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.
How may I vote for the nominees for election of Directors, and how many votes must the nominees receive to be elected?

With respect to the election of Directors, you may:

•	vote FOR the eight nominees for Director;

•	vote AGAINST the eight nominees for Director;

•	vote FOR certain of the nominees for Director and vote AGAINST the remaining nominees; or

•	ABSTAIN from voting on one or more of the nominees for Director.

Our Bylaws provide for majority voting in uncontested Director elections. Under the majority voting standard, Directors are elected by a majority of the votes cast, which means that the number of shares voted for a Director must exceed the number of shares voted against that Director. Abstentions are not considered votes cast for or against the nominee under a majority voting standard, and abstentions and broker non-votes will have no effect on the outcome of the vote.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board may, by resolution, provide for a lesser number of Directors or designate a substitute nominee. If the Board designates a substitute nominee, shares represented by proxies voted for the nominee unable to stand for election will be voted for the substitute nominee.

How may I vote on the proposal to approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in this proxy statement, and how many votes must the proposal receive to pass?

With respect to this proposal, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The proposal is approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.
How may I vote on the proposal to amend our Restated and Amended Articles of Incorporation to increase the number of shares of common stock authorized for issuance from 250 million to 350 million shares, and how many votes must the proposal receive to pass?

With respect to the proposal to amend our Restated and Amended Articles of Incorporation to increase the number of shares of common stock authorized for issuance from 250 million shares to 350 million shares, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The proposal must receive the affirmative vote of a majority of the votes entitled to be cast by the holders of all of our issued and outstanding common stock as of the record date to pass. Abstentions will have the effect of a vote against the proposal.
How may I vote for the ratification of the appointment of the independent registered public accounting firm, and how many votes must the proposal receive to pass?

With respect to the proposal to ratify the independent registered public accounting firm, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The proposal is approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.
How does the Board of Directors recommend that I vote?

The Board recommends a vote:

•	FOR the eight Director nominees;

•	FOR the approval, on an advisory basis, of executive compensation;

•	FOR the proposal to amend our Restated and Amended Articles of Incorporation to increase the number of shares of common stock authorized for issuance from 250 million to 350 million shares; and

•	FOR the ratification of the independent registered public accounting firm.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed card but do not provide voting instructions, your shares of common stock will be voted:

•	FOR the eight nominees for Director;

•	FOR the approval, on an advisory basis, of executive compensation;

•	FOR the proposal to amend our Restated and Amended Articles of Incorporation to increase the number of shares of common stock authorized for issuance from 250 million to 350 million shares; and

•	FOR the ratification of the appointment of the independent registered public accounting firm.
Will my shares be voted if I do not sign and return my proxy card, vote by phone or vote over the Internet?

If you are a common stockholder of record and you do not sign and return your proxy card, vote by phone, vote over the Internet or attend the Annual Meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.

If your shares of common stock are held in “street name” through a broker or bank and you do not provide voting instructions before the Annual Meeting, your broker or bank may vote your shares on your behalf under certain limited circumstances, in accordance with New York Stock Exchange (“NYSE”) rules that govern the banks and brokers. These circumstances include voting your shares on “routine matters,” including the ratification of the appointment of our independent registered public accounting firm and the proposal to amend our Restated and Amended Articles of Incorporation to increase the number of shares of common stock authorized for issuance from 250 million to 350 million shares described in this proxy statement. Therefore, with respect to this proposal, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

The remaining proposals – the election of directors and the advisory vote to approve executive compensation – are not considered routine matters under NYSE rules relating to voting by banks and brokers. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes that are represented at the Annual Meeting will be counted for purposes of establishing a quorum, but not for determining the number of shares voted for or against the non-routine matter.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.
How many votes do you need to hold the Annual Meeting?

Shares of our common stock are counted as present at the Annual Meeting if the stockholder either is present and votes in person at the Annual Meeting or properly has submitted a proxy.

As of the record date, 189,722,759 shares of our common stock were outstanding and are entitled to vote at the Annual Meeting. Holders of a majority of the outstanding shares entitled to vote as of the record date must be represented at the Annual Meeting either in person or by proxy in order to hold the Annual Meeting and conduct business. This is called a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.
Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on May 6, 2014:
The proxy statement and annual report on Form 10-K are available on the
Investor Relations page of our website at www.cousinsproperties.com.

PROPOSAL 1 — ELECTION OF DIRECTORS

There are eight nominees for our Board of Directors this year. Our Directors are elected annually to serve until the next Annual Meeting of Stockholders and until their respective successors are elected. The Board has nominated the individuals named below for election as Directors at the Annual Meeting.

Seven of the Director nominees are currently members of the Board and were elected as Directors by the stockholders at the Annual Meeting in 2013. Donna W. Hyland is nominated for election at the Annual Meeting and will begin serving as a Director immediately following the Annual Meeting if so elected. Ms. Hyland was recommended to our Nominating Committee by our Chief Executive Officer. Each Director nominee has consented to serve as a Director if so elected at the Annual Meeting.

William Porter Payne is retiring from the Board as of the Annual Meeting. We thank Mr. Payne for his many years of dedicated service to the Board and to our Company.

Biographical information about our nominees for Director, including business experience for at least the past five years, age, year he or she began serving as our Director and other public companies for which he or she has served on the board of directors for at least the past five years is provided below. In addition, the experience, qualifications, attributes and skills considered by our Nominating Committee and the Board in determining to nominate the Director are provided below.
Our Board of Directors recommends that you vote “FOR”
each of the nominees for Director.

Nominee	Age	Director Since	Information About Nominee

Tom G. Charlesworth	64	2009
From 2001 to 2006, Executive Vice President and Chief Investment Officer of the Company; Chief Financial Officer of the Company from 2003 to 2004; Senior Vice President, Secretary and General Counsel of the Company from 1992 to 2001. Director of CF Foundation.

In deciding to nominate Mr. Charlesworth, the Nominating Committee and the Board considered his significant knowledge about the real estate industry, especially in the Southeastern U.S., and his track record of sound judgment and achievement as demonstrated during his 15-year career with the Company, serving as our Chief Investment Officer, Chief Financial Officer and General Counsel at various times, as well as his background in REIT-related financial matters that qualify him to provide strategic advice to the Company as chairman of our Investment Committee.

James D. Edwards	70	2007
From 1998 to 2002, Managing Partner — Global Markets of Arthur Andersen LLP. Served in various positions with Arthur Andersen since 1964. Member of the American Institute of Certified Public Accountants. Director of Huron Consulting Group, Inc., Crawford & Company and CF Foundation. Director of IMS Health Incorporated from 2002 to 2010.

In deciding to nominate Mr. Edwards, the Nominating Committee and the Board considered his 40-plus years of experience in accounting and his broad management and operational expertise, as demonstrated by his service as a senior partner of a large international accounting firm, his track record of sound judgment and achievement and his experience on governance issues facing public companies, as demonstrated by his service as a director for a number of other public company boards, as well as having the skills and experience that qualify him as an audit committee financial expert for our Audit Committee.

Nominee	Age	Director Since	Information About Nominee

Lawrence L. Gellerstedt III	57	2009
President and Chief Executive Officer of the Company since July 2009. From February 2009 to July 2009, President and Chief Operating Officer; from May 2008 to February 2009, Executive Vice President and Chief Development Officer of the Company; and from July 2005 to May 2008, Senior Vice President and President of the Office/Multi-Family Division of the Company. Prior to joining the Company, from June 2003 to June 2005, Mr. Gellerstedt was Chairman and Chief Executive Officer of The Gellerstedt Group, a private real estate development company, and from January 2001 to June 2003, President and Chief Operating Officer of The Integral Group, a private real estate development company. Director of the Advisory Board of SunTrust Bank of Georgia and Director of Rock-Tenn Company. Director of Alltel Corporation from 1994 to 2007.

In deciding to nominate Mr. Gellerstedt, the Nominating Committee and the Board considered his position as our Chief Executive Officer and his track record of achievement and leadership as demonstrated during a 30-year career in the real estate and construction industries. In addition, his service as a director of other public companies provides him perspective and broad experience on governance issues facing public companies.

Lillian C. Giornelli	53	1999
For at least five years, Chairman, Chief Executive Officer and Trustee of The Cousins Foundation, Inc. and President of CF Foundation. Director of CF Foundation, President and Trustee of Nonami Foundation and Vice Chairman of East Lake Foundation, Inc.

In deciding to nominate Ms. Giornelli, the Nominating Committee and the Board considered her significant knowledge about the real estate industry and our Company, along with her track record of sound judgment and achievement, as demonstrated by her leadership positions in a number of significant charitable foundations, as well as the skills that qualify her to serve on our Audit Committee.

S. Taylor Glover	62	2005
Chairman of the Board of the Company since July 2009. President and Chief Executive Officer of Turner Enterprises, Inc., a privately held investment and management company, since March 2002. Prior to March 2002, for at least five years, Senior Vice President of the Private Client Group of Merrill Lynch. Vice Chairman and Director of Cox Enterprises, Inc., a privately held media company. Prior to November 2012, for at least five years, a Director of CF Foundation.

In deciding to nominate Mr. Glover, the Nominating Committee and the Board considered his broad managerial experience and track record of sound judgment and achievement, as evidenced by his leadership positions as chief executive officer of an investment company and senior vice president of a financial services company, as well as the skills that qualify him to serve as our Chairman of the Board.

James H. Hance, Jr.	69	2005
Operating executive of The Carlyle Group since 2005. From 1994 through January 2005, Vice Chairman of Bank of America Corporation, a financial services holding company; Chief Financial Officer of Bank of America from 1988 to April 2004 and a Director from 1999 through January 2005. Director of Duke Energy, The Carlyle Group and Ford Motor Company. Former Director of Rayonier, Inc., EnPro Industries, Morgan Stanley and Sprint Nextel Corporation.

In deciding to nominate Mr. Hance, the Nominating Committee and the Board considered his extensive management, operational and financial expertise, as well as his track record of sound judgment and achievement, as demonstrated by leadership positions as chief financial officer and vice chairman of a global financial services company. Further, his service as a director of other public companies provides him with perspective and broad experience on governance issues facing public companies.

Nominee	Age	Director Since	Information About Nominee

Donna W. Hyland	53	---
President and Chief Executive Officer of Children’s Healthcare of Atlanta since June 2008; Chief Operating Officer of Children’s Healthcare of Atlanta from January 2003 to May 2008; Chief Financial Officer of Children’s Healthcare of Atlanta from February 1998 to December 2002. Director of the Advisory Board of SunTrust Bank of Georgia and Director of the Advisory Board of Stone Mountain Industrial Park, Inc., a privately held real estate company.

In deciding to nominate Ms. Hyland, the Nominating Committee and Board considered her track record of sound judgment and achievement, as demonstrated by her leadership positions as Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of a large, integrated health services organization and her leadership positions in a number of significant charitable organizations.

R. Dary Stone	60	2011
President and Chief Executive Officer of R. D. Stone Interests. From February 2003 to March 2011, Vice Chairman of the Company; from January 2002 to February 2003, President of the Company’s Texas operations; from February 2001 to January 2002, President and Chief Operating Officer of the Company. Director of the Company from 2001 to 2003. Director of Tolleson Wealth Management, Inc., a privately held wealth management firm, and Tolleson Private Bank. Regent of Baylor University (Chairman from June 2009 to June 2011). Former Director of Lone Star Bank. Former Chairman of the Texas Finance Commission.

In deciding to nominate Mr. Stone, the Nominating Committee and the Board considered his significant knowledge of the real estate industry, especially in Texas and the Southeastern U.S., and his track record of sound judgment and achievement, as demonstrated by his leadership positions in investment and banking institutions and as demonstrated during his 12-year career with the Company, serving as our President and Chief Operating Officer, our President – Texas, and most recently as our Vice Chairman.

There are no family relationships among our Directors or executive officers.
Meetings of the Board of Directors and Director Attendance at Annual Meetings

Our Board held six meetings during 2013. Each current Director who is nominated for re-election attended at least 75% of the total number of meetings of the Board and any committees of which he or she was a member.

We typically schedule a Board meeting in conjunction with our Annual Meeting and expect that our Directors will attend both, absent a valid reason. Each current Director who is nominated for re-election attended last year’s Annual Meeting.
Director Independence

In order to evaluate the independence of each Director, our Board has adopted a set of Director Independence Standards as part of our Corporate Governance Guidelines. The Director Independence Standards can be found on the Investor Relations page of our website at www.cousinsproperties.com.

The Board has reviewed Director independence under NYSE Rule 303A.02(a) and our Director Independence Standards. In performing this review, the Board considered all transactions and relationships between each Director and our Company, subsidiaries, affiliates, senior executives and independent registered public accounting firm, including those reported under the section “Certain Transactions.” As a result of this review, the Board affirmatively determined that seven of the eight nominees for Director are independent. The independent Directors (or nominees) are Mmes. Giornelli and Hyland and Messrs. Charlesworth, Edwards, Glover, Hance and Stone. Mr. Gellerstedt is not an independent Director because of his employment as our Chief Executive Officer. In addition, Mr. Payne, whose term will end at the Annual Meeting, is an independent Director.

Our Audit Committee, our Compensation, Succession, Nominating and Governance Committee and our Investment Committee are composed solely of independent Directors. We believe that the number of independent, experienced Directors that comprise our Board, along with the independent oversight of the Board by the non-executive Chairman, benefits our Company and our stockholders.
Executive Sessions of Independent Directors

Our independent Directors meet without management present at least two times each year. Mr. Glover, as our non-executive Chairman, is responsible for presiding at meetings of the independent Directors.

Any stockholder or interested party who wishes to communicate directly with the Chairman or the independent Directors as a group may do so by writing to: Cousins Properties Incorporated, 191 Peachtree Street NE, Suite 500, Atlanta, GA 30303-1740, Attention: Chairman.
Committees of the Board of Directors

Our Board has four standing committees - the Audit Committee; the Compensation, Succession, Nominating and Governance Committee; the Investment Committee; and the Executive Committee. The following table shows the current members of each committee.

Director	Audit	Compensation, Succession, Nominating and Governance	Investment	Executive
Tom G. Charlesworth	X		X*
James D. Edwards	X*	X		X
Lawrence L. Gellerstedt III				X
Lillian C. Giornelli	X	X
S. Taylor Glover**				X*
James H. Hance, Jr.		X*	X	X
Williams Porter Payne		X	X	X
R. Dary Stone			X
X = current committee member; * = committee chair; ** = non-executive chairman of the board

Audit Committee.  The Audit Committee held six meetings during 2013. All of the members of the Audit Committee are independent within the meaning of the regulations promulgated by the Securities and Exchange Commission (“SEC”), the listing standards of the NYSE and our Director Independence Standards. All of the members of the Audit Committee are financially literate within the meaning of the SEC regulations, the listing standards of the NYSE and the Company’s Audit Committee Charter. The Board has determined that each of Messrs. Charlesworth and Edwards is an audit committee financial expert within the meaning of the SEC regulations and that each has accounting and related financial management expertise within the meaning of the NYSE listing standards. We anticipate that, if elected, Ms. Hyland will join the Audit Committee, and the Board has also determined that Ms. Hyland is an audit committee financial expert within the meaning of the SEC regulations and that she has accounting and related financial management expertize within the meaning of the NYSE listing standards.

The primary responsibilities of our Audit Committee include:

•	providing oversight of the integrity of the Company’s financial statements, the Company’s accounting and financial reporting processes and our system of internal controls;

•	deciding whether to appoint, retain or terminate our independent registered public accounting firm;

•	reviewing the independence of the independent registered public accounting firm;

•	reviewing the audit plan and results of the audit engagement with the independent registered public accounting firm;

•	reviewing the scope and results of our internal auditing procedures, risk assessment and the adequacy of our financial reporting controls;

•	considering the reasonableness of and, as appropriate, approving the independent registered public accounting firm’s audit and non-audit fees; and

•	reviewing, approving or ratifying related party transactions.

Compensation, Succession, Nominating and Governance Committee.  The Compensation, Succession, Nominating and Governance Committee held five meetings during 2013. All of the members of the Compensation, Succession, Nominating and Governance Committee are independent within the meaning of the listing standards of the NYSE, including the additional independence requirements applicable to compensation committee members, and our Director Independence Standards.

The primary responsibilities of our Compensation, Succession, Nominating and Governance Committee include:

•	overseeing the administration of the Company’s compensation programs, including setting and administering our executive compensation;

•	overseeing the administration of our incentive compensation plans and equity-based plans;

•
reviewing and approving those corporate goals and objectives that are relevant to the compensation of the CEO and the other NEOs, and evaluating the performance of the CEO and the other NEOs in light of those goals and objectives;

•
reviewing our incentive compensation arrangements to confirm that incentive compensation does not encourage excessive risk-taking, and to periodically consider the relationship between risk management and incentive compensation;

•	overseeing our management succession planning;

•	making recommendations regarding composition and size of the Board;

•
reviewing qualifications of Director candidates and the effectiveness of incumbent Directors and recommending individuals to the Board for nomination, election or appointment as members of the Board and its committees;

•	reviewing and recommending to the Board corporate governance principles and policies that should apply to the Company; and

•	making recommendations regarding non-employee Director compensation.

The Compensation, Succession, Nominating and Governance Committee retained Towers Watson, an independent human resources consulting firm, in 2013 to provide advice regarding executive compensation, including for our NEOs listed in the compensation tables in this proxy statement. Towers Watson advised the Compensation, Succession, Nominating and Governance Committee with respect to compensation trends, best practices and plan design. Towers Watson provided the Compensation, Succession, Nominating and Governance Committee with relevant market data, advice regarding the interpretation of such data and alternatives to consider when making decisions regarding executive compensation, including for our NEOs.

In addition, Towers Watson provides management with long-term incentive compensation award valuation services and from time to time information regarding benchmarking of non-executive officer positions. The Compensation, Succession, Nominating and Governance Committee is aware of these additional services provided by Towers Watson to management.

In early 2014, the Compensation, Succession, Nominating and Governance Committee considered the independence of Towers Watson in light of NYSE listing standards. The Committee requested and received a letter from Towers Watson addressing the consulting firm’s independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Committee discussed these considerations and concluded that Towers Watson is independent and that the work of the consultant did not raise any conflict of interest.

Investment Committee.  The Investment Committee held six meetings during 2013. All of the members of Investment Committee are independent under our Director Independence Standards.

The primary responsibilities of our Investment Committee include:

•	evaluating the Company’s overall investment strategy and underwriting criteria;

•	evaluating and recommending to the Board for approval significant investments, developments, acquisitions and dispositions;

•	reviewing with management the status of our potential future investments, developments, acquisitions and dispositions; and

•	as requested by management, reviewing and providing input on other corporate transactions, including financings, joint ventures and equity or securities offerings.

Executive Committee.  The Executive Committee may exercise all powers of the Board in the management of our business and affairs, except for those powers expressly reserved to the Board. The Executive Committee did not take any action during 2013, other than the approval of the final price for assets previously approved for sale by the full Board.

Corporate Governance

Our Board has adopted a set of Corporate Governance Guidelines. The Corporate Governance Guidelines are available on the Investor Relations page of our website at www.cousinsproperties.com. The charters of the Audit Committee, the Compensation, Succession, Nominating and Governance Committee and the Investment Committee are also available on the Investor Relations page of our website.

Our Board has adopted a Code of Business Conduct and Ethics (the “Ethics Code”), which applies to all officers, Directors and employees. This Ethics Code reflects our long-standing commitment to conduct our business in accordance with the highest ethical principles. Our Ethics Code is available on the Investor Relations page of our website at www.cousinsproperties.com. Copies of our Corporate Governance Guidelines, committee charters and Ethics Code are also available upon written request to Cousins Properties Incorporated, 191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740, Attention: Corporate Secretary.

Any stockholder or interested party who wishes to communicate directly with our Board, or with an individual member of our Board, may do so by writing to Cousins Properties Incorporated Board of Directors, c/o Corporate Secretary, 191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740. At each regular Board meeting, the Corporate Secretary will present a summary of any communications received since the last meeting (excluding any communications that consist of advertising, solicitations or promotions of a product or service) and will make the communications available to the Directors upon request.
Board Leadership Structure

Since July 2009, we have operated under a board leadership structure where one of our independent Directors, Mr. Glover, has served as the independent Chairman of the Board. We believe this current board leadership structure is appropriate for our Company and our stockholders.

The Chief Executive Officer is responsible for the day-to-day leadership and management of the Company, and the Chairman’s responsibility is to provide oversight, direction and leadership of the Board. As regulatory requirements cause directors to have more significant oversight responsibilities, we believe it is beneficial to have an independent Chairman who is not a member of management leading the Board. By having another Director serve as Chairman, Mr. Gellerstedt is able to focus his energy on his duties as our Chief Executive Officer.

Pursuant to our Corporate Governance Guidelines, the independent Chairman is responsible for:

•	providing leadership to the Board and facilitating communication among the Directors;

•	facilitating the flow of information between our management and Directors on a regular basis;

•	setting Board meeting agendas in consultation with the Chief Executive Officer;

•	serving as an ex-officio member of each Board committee;

•	presiding at Board meetings, Board executive sessions and stockholder meetings; and

•
providing input to the Compensation, Succession, Nominating and Governance Committee in connection with the Chief Executive Officer evaluation process, the Board’s annual self-evaluation, management succession planning and committee composition and leadership.

By clearly delineating the role of the Chairman position in our Corporate Governance Guidelines, we attempt to minimize any duplication of effort between the Chief Executive Officer and the Chairman. We believe this provides strong leadership for our Board, while also positioning our Chief Executive Officer as the leader of the Company in the eyes of our business partners, employees, stockholders and other interested parties.
Board’s Role in Risk Oversight

Our Board is responsible for overseeing our risk management. The Board delegates some of its risk oversight role to the Audit Committee, the Compensation, Succession, Nominating and Governance Committee and the Investment Committee.

•
Under its charter, the Audit Committee is responsible for discussing our financial risk assessment with management, as well as the oversight of our corporate compliance programs and the internal audit function.

•
Under its charter, the Compensation, Succession, Nominating and Governance Committee is responsible for reviewing the Company’s incentive compensation arrangements to confirm that incentive compensation does not encourage excessive risk taking and to periodically consider the relationship between risk management and incentive compensation.

•
Pursuant to its charter, the Investment Committee evaluates and recommends to our Board proposed investments, developments, acquisitions and dispositions, along with reviewing our overall investment strategy and underwriting criteria. Following review and recommendation by the Investment Committee, the Board is required to approve significant investments, developments, acquisitions and dispositions, and the Board and the Investment Committee consider each such transaction in the context of our overall risk profile.

In addition, our full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed, and the Board receives reports on risk management from senior officers of the Company and from the Chairmen of the Audit Committee, the Compensation, Succession, Nominating and Governance Committee and the Investment Committee, as well as from outside advisors. The Board believes that the work undertaken by the Audit Committee, the Compensation, Succession, Nominating and Governance Committee and the Investment Committee, together with the work of the full Board and management, enables the Board to effectively oversee the Company’s risk management function.
Majority Voting for Directors and Director Resignation Policy

Our Bylaws and Corporate Governance Guidelines provide for majority voting in uncontested director elections. Under the majority voting standard, directors are elected by a majority of the votes cast, which means that the number of shares voted for a director must exceed the number of shares voted against that director. Under our Corporate Governance Guidelines, if a Director fails to receive a sufficient number of votes for re-election at an annual meeting, the Director must offer to tender his or her resignation to the Board. The Board will determine whether or not to accept such resignation.
Our Bylaws provide that the Compensation, Succession, Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Compensation, Succession, Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. Any Director who tenders his or her resignation in accordance with the Bylaw provision will not participate in the Compensation, Succession, Nominating and Governance Committee’s recommendation or Board action regarding whether to accept such resignation. However, if each member of the Compensation, Succession, Nominating and Governance Committee was not elected at the same election, then the independent directors who were elected will appoint a committee among themselves to consider such resignations and recommend to the Board whether to accept them. However, if the only directors who were elected in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept such resignations.

Selection of Nominees for Director

Our Directors take a critical role in guiding our strategic direction and overseeing our management. Our Board has delegated to the Compensation, Succession, Nominating and Governance Committee (referred to in this discussion as the “Nominating Committee”) the responsibility for reviewing and recommending nominees for membership on the Board. Candidates are considered based upon various criteria and must have integrity, accountability, judgment and perspective. In addition, candidates are chosen based on their leadership and business experience, as well as their ability to contribute toward governance, oversight and strategic decision-making. While we have not adopted a policy regarding diversity of our Board, the Nominating Committee considers the diversity of experience, qualifications, attributes and skills that a potential nominee would bring to the Board in identifying nominees for Director.

The Nominating Committee is responsible for recommending nominees for election to the Board at each Annual Meeting and for identifying one or more candidates to fill any vacancies that may occur on the Board. The Nominating Committee uses a variety of sources in order to identify new candidates. New candidates may be identified through recommendations from independent Directors or members of management, search firms, discussions with other persons who may know of suitable candidates to serve on the Board and stockholder recommendations. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications by the Nominating Committee, interviews with the Nominating Committee as a whole, one or more members of the Nominating Committee, or one or more other Board members, and discussions of the Nominating Committee and the full Board. The Nominating Committee then recommends candidates to the full Board, with the full Board selecting the candidates to be nominated for election by the stockholders or to be elected by the Board in order to fill a vacancy.

The Nominating Committee will consider Director nominees proposed by stockholders on the same basis as recommendations from other sources. Any stockholder who wishes to recommend a prospective nominee for consideration by the committee may do so by submitting the candidate’s name and qualifications in writing to Cousins Properties Incorporated Compensation, Succession, Nominating and Governance Committee, c/o Corporate Secretary, 191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740.

Hedging, Pledging and Insider Trading Policy

Our insider trading policy prohibits our employees, officers and directors from hedging their ownership of our stock, including a prohibition on short sales, buying or selling of puts and calls and purchasing our stock on margin. Our insider trading policy also prohibits our employees, officers and directors from purchasing or selling our securities while in possession of material non-public information. None of our executive officers or Directors holds any of our stock subject to pledge.

Sustainability

We have been an advocate and practitioner of energy conservation measures and sustainability initiatives for many years, including the creation in 2008 of a standing task force to advance energy efficiency and sustainability practices in every area of our Company. As a result of these efforts, as of December 31, 2013, our portfolio included 19 LEED-certified buildings and 18 ENERGY STAR-rated buildings. We are currently conducting a comprehensive review of sustainability practices at our buildings and we remain committed to integrating energy conservation methods sustainability initiatives within our projects. Later this year, we intend to release a sustainability report reflecting the results of our review.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth, as of February 1, 2014 unless otherwise noted, information regarding the beneficial ownership of our common stock by:

•	our Directors;

•	our Named Executive Officers;

•	the Directors and executive officers as a group; and

•	beneficial owners of more than 5% of our outstanding common stock.

	Number of Shares of Common Stock Beneficially Owned (1)
	Restricted Stock (2)	Shares Held in Retirement Savings Plan	Options Exercisable within 60 Days (3)	Other Shares Beneficially Owned		Percent of Class (4)
Gregg D. Adzema	69,768	—	16,826	19,076		*
Tom G. Charlesworth	—	—	64,271	1,575,891	(5)	*
M. Colin Connolly	19,200	—	—	3,820		*
James D. Edwards	—	—	24,000	1,565,937	(6)	*
J. Thad Ellis II	14,638	6,098	42,046	12,296		*
Lawrence L. Gellerstedt III	152,918	1,665	266,358	239,016	(7)	*
Lillian C. Giornelli	—	—	24,000	2,568,328	(8)	1.37%
S. Taylor Glover	—	—	37,182	430,880	(9)	*
James H. Hance, Jr.	—	—	37,182	72,767		*
Donna W. Hyland	—	—	—	—		—
John S. McColl	21,731	14,338	145,416	78,742	(10)	*
William Porter Payne	—	—	45,239	85,726	(11)	*
R. Dary Stone	—	—	42,309	167,462		*
Total for all Directors and executive officers as a group (15 persons)	299,146	22,101	814,519	3,773,163	(12)	2.59%

The Vanguard Group (13)	—	—	—	22,425,317		11.820%
Fidelity (14)	—	—	—	20,864,508		11.001%
BlackRock, Inc. (15)	—	—	—	17,556,587		9.300%
Cohen & Steers, Inc. (16)	—	—	—	16,097,563		8.490%
____________

*	Less than 1% individually
(1)
Based on information furnished by the individuals named in the table. Includes shares for which the named person has sole voting or investment power or shared voting or investment power with his or her spouse. Under SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial economic interest. Except as stated in the notes below, the persons indicated possessed sole voting and investment power with respect to all shares set forth opposite their names.

(2)
Represents shares of restricted stock awarded to certain executive officers and Directors. The executive officers and Directors have the right to direct the voting of the shares of restricted stock reflected in the table.

(3)	Represents shares that may be acquired through stock options exercisable as of April 1, 2014.
(4)
Based on 189,746,659 shares of common stock issued and outstanding as of February 1, 2014. Assumes that all options owned by the named individual and exercisable within 60 days are exercised. The total number of shares outstanding used in calculating this percentage also assumes that none of the options owned by other named individuals are exercised.

(5)	Includes 1,532,258 shares owned by CF Foundation, of which Mr. Charlesworth is one of five board members of CF Foundation who share voting and investment power.
(6)	Includes 1,532,258 shares owned by CF Foundation, of which Mr. Edwards is one of five board members of CF Foundation who share voting and investment power.
(7)
Excludes 1,500 shares owned in trusts for the benefit of Mr. Gellerstedt’s children, of which his wife is the trustee and has sole voting and investment power, and 50 shares owned by Mr. Gellerstedt’s wife, as to which Mrs. Gellerstedt has sole voting power, and for which Mr. Gellerstedt disclaims beneficial ownership.

(8)
Includes 932 shares owned by Ms. Giornelli and her spouse, as to which Ms. Giornelli shares voting and investment power, and 60,736 shares held by Ms. Giornelli as custodian for her children. Also includes 86,496 shares owned by Nonami Foundation, Inc., of which Ms. Giornelli and her husband, as the sole trustees, share voting and investment power; 1,532,258 shares owned by CF Foundation, of which Ms. Giornelli is one of five board members of CF Foundation who share voting and investment power; and 715,938 shares owned by The Cousins Foundation, of which Ms. Giornelli is one of four trustees who share voting and investment power.

(9)
Includes 5,565 shares owned by STG Partners, LP, as to which Mr. Glover and his wife, as general partners, share voting and investment power. Does not include 5,565 shares owned by Mr. Glover’s wife, as to which Mrs. Glover has sole voting power, and for which Mr. Glover disclaims beneficial ownership.

(10)	Includes 56,207 shares owned jointly by Mr. McColl and his spouse, as to which Mr. McColl shares voting and investment power.
(11)	Excludes 2,001 shares held by the Estate of John F. Beard, for which Mr. Payne’s wife is executrix and as to which Mr. Payne disclaims beneficial ownership.
(12)
Includes 2,398,542 shares as to which Directors and executive officers share voting and investment power with others. Eliminates duplications in the reported number of shares arising from the fact that Mr. Charlesworth, Mr. Edwards, and Ms. Giornelli share in the voting and investment power of the 1,532,258 shares owned by CF Foundation. Does not include 7,115 shares owned by spouses and other affiliates of Directors and executive officers, as to which they disclaim beneficial ownership.

(13)
According to a Schedule 13G/A filed with the SEC on February 12, 2014, The Vanguard Group (“Vanguard”), an investment adviser, has sole voting power with respect to 481,916 shares of our common stock, shared voting power with respect to 115,486 shares of our common stock, sole dispositive power with respect to 22,027,989 shares of our common stock, and shared dispositive power with respect to 397,328 shares of our common stock. According to the Schedule 13G/A, Vanguard beneficially owned 11.82% of our common stock as of December 31, 2013. The business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. In addition, inclusive within such shares, and according to a Schedule 13G/A filed with the SEC on February 4, 2014, an affiliate of Vanguard, Vanguard Specialized Funds – Vanguard REIT Index Fund (“Vanguard REIT”), an investment company, has sole voting power with respect to 11,605,239 shares of our common stock. According to the Schedule 13G/A, Vanguard REIT beneficially owned 6.11% of our common stock as of December 31, 2013. The business address of Vanguard REIT is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(14)
According to a Schedule 13G/A filed with the SEC on February 14, 2014, FMR LLC (“Fidelity”), the parent company of Fidelity Management & Research Company, had sole voting power with respect to 3,143,237 shares of our common stock and sole dispositive power with respect to 20,864,508 shares of our common stock. According to a Schedule 13G/A, Edward C. Johnson 3d, Chairman of Fidelity, had sole dispositive power with respect to 20,864,508 shares of our common stock. According to the Schedule 13G/A, Fidelity and Edward C. Johnson 3d beneficially owned 11.001% of our common stock as of December 31, 2013. The business address for Fidelity is 245 Summer Street, Boston, Massachusetts 02110.

(15)
According to a Schedule 13G/A filed with the SEC on January 28, 2014, BlackRock, Inc. (“BlackRock”), a parent holding company or control person, has sole voting power with respect to 17,020,370 shares of our common stock and sole dispositive power with respect to 17,556,587 shares of our common stock. According to the Schedule 13G/A, BlackRock beneficially owned 9.3% of our common stock as of December 31, 2013. The business address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(16)
According to a Schedule 13G/A filed with the SEC on February 14, 2014, Cohen & Steers, Inc. (“Cohen & Steers”) owns Cohen & Steers Capital Management, Inc. and Cohen & Steers UK Limited. According to the Schedule 13G/A, Cohen & Steers, a parent holding company or control person, had sole voting power with respect to 13,454,320 shares of our common stock and sole dispositive power with respect to 16,097,563 shares of our common stock. According to the Schedule 13G/A, Cohen & Steers beneficially owned 8.49% of our common stock as of December 31, 2013. The business address for Cohen & Steers is 280 Park Avenue, 10th Floor, New York, New York 10017.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Introduction

The Compensation, Succession, Nominating and Governance Committee of our Board of Directors (also referred to in this section as the “Compensation Committee”) is responsible for establishing the underlying policies and principles of our compensation program. This Compensation Discussion and Analysis section describes our executive compensation programs for 2013 and some changes we have implemented for 2014. It also describes how and why the Committee made its decisions regarding 2013 compensation for our Named Executive Officers detailed in the tables that follow. Our NEOs for 2013 are:

•	Lawrence L. Gellerstedt III – President and Chief Executive Officer;

•	Gregg D. Adzema – Executive Vice President and Chief Financial Officer;

•	John S. McColl – Executive Vice President;

•	M. Colin Connolly – Senior Vice President and (as of May 29, 2013) our Chief Investment Officer; and

•	J. Thad Ellis II – Senior Vice President.
Executive Summary

Overview of 2013 Business Performance
We had a productive 2013, with our “Funds from Operations” (or “FFO”) and our same property net operating income1 each increasing in 2013 compared to 2012. We made progress in 2013 with executing our strategy of producing returns through the acquisition, development, ownership, and management of top-tier urban office assets and mixed-use developments in Sunbelt markets with particular focus on Georgia, Texas, and North Carolina. In implementing this strategy, we had goals for 2013 that included simplifying our business through the sale of non-core assets, leasing vacant space and investing in opportunistic acquisitions and development projects within our core markets. We were successful in meeting these goals.

_____________________________________________________
1 For the definition of FFO and same property net operating income, please see pages 32 and 33 of our Annual Report on Form 10-K for the year ended December 31, 2013 that forms part of our 2013 Annual Report and is also available at www.sec.gov or on the Investor Relations page of our website at www.cousinsproperties.com.

Total Stockholder Return
Our stock has performed well during the last three years, with our stockholders realizing a 25.57% total return for the last year and a 31.86% total return for the three-year period. Our total return for these periods exceeded both the SNL US REIT Office and the FTSE NAREIT equity index.

2013 Activities
During 2013, the Company engaged in several transactions that (1) further simplified its business platform by selling substantially all of its retail assets; (2) increased its exposure to the Texas markets through its acquisition activities; (3) maintained its strong balance sheet through equity and debt activities; and (4) increased occupancy at its existing assets through its leasing activities. The following is a summary of the significant 2013 activities of the Company.
Acquisition Activity

•
Purchased the remaining 80% interest in Terminus 200 from a fund managed by Morgan Stanley Real Estate Investing in a transaction that valued the property at $164.0 million and simultaneously formed a 50/50 joint venture with institutional investors advised by J.P. Morgan Asset Management for both Terminus 100 and Terminus 200.

•	Purchased Post Oak Central, a Class-A office complex in the Galleria submarket of Houston, from an affiliate of J.P. Morgan Asset Management for $230.9 million.

•	Purchased 816 Congress, a Class-A office tower in downtown Austin, for $102.4 million.

•
Purchased Greenway Plaza, a 4.3 million square-foot 10-building office portfolio in Houston, and 777 Main, a 980,000 square-foot office tower in Fort Worth, Texas. Total purchase price for these assets was $1.1 billion.

Development Activity

•	Commenced construction of Colorado Tower, A Class-A office tower in downtown Austin, which is expected to have 373,000 square feet of space, with a total projected cost of $126.1 million.

•	Commenced construction of the second phase of Emory Point which is expected to consist of 307 apartments and 43,000 square feet of retail space with a total projected cost of $73.3 million.
Disposition Activity

•	Sold Tiffany Springs MarketCenter for $53.5 million.

•	Sold the Company’s interest in CP Venture Two LLC and CP Venture Five LLC in a transaction that valued its interest at $57.4 million.

•	Sold The Avenue Murfreesboro in a transaction that valued its interest at $82.0 million.

•	Sold the Inhibitex building for $8.3 million prior to the allocation of free rent.

•	Sold all remaining land at the Company’s Jefferson Mill project for $2.9 million.

•	Sold nine acres of land in Round Rock, Texas for $2.8 million.
Financing Activity

•
Issued 85.5 million shares of common stock in two offerings at an average price of $10.09 per share, generating net proceeds of $826.2 million. Subsequent to year end, we issued 8.7 million shares of common stock in an offering at a price of $11.365 per share, generating net proceeds of $99.2 million.

•
Redeemed all outstanding shares of the Company’s Series A Cumulative Redeemable Preferred Stock for $74.8 million. Subsequent to year end, we announced the redemption of all outstanding shares of the Company’s Series B Cumulative Preferred Stock for $94.8 million.

•	Closed a non-recourse mortgage loan on Promenade with a principal balance of $114.0 million, a fixed interest rate of 4.27% and a term of nine years.

•	Closed a non-recourse mortgage loan on Post Oak Central with a principal balance of $188.8 million, a fixed interest rate of 4.26% and a term of seven years.

•
Closed a construction loan on Emory Point Phase II with an available balance of $46.0 million, a variable interest rate of one-month LIBOR plus 1.85%, and a term of three years with two one-year extension options.

•	Refinanced the mortgage loan on Emory University Hospital Midtown Medical Office Tower, lowering the interest rate to 3.5% from 5.9%.
Portfolio Activity

•	Leased or renewed 1,720,000 square feet of space.

•	On a same property basis, increased percent occupied from 89.0% in the fourth quarter of 2012 to 90.4% in the fourth quarter of 2013.

•	Cash-basis second generation net effective rent for the fourth quarter was up 11.3% over the prior year.[2]
Other Activity

•
Recognized an additional gain of $4.6 million associated with the 2012 sale of the Company’s third party management business. This amount was based upon the performance of the management and leasing contracts for the year following the sale.

Effect of 2013 Activities
As a result of the significant changes in 2013 discussed above, the Company is larger, more diverse geographically and more concentrated in the office sector and slightly less leveraged. Below are certain metrics that demonstrate these changes:

	December 31,
	2012	2013
Total market capitalization (in billions) (1)	$1.6	$2.9
Texas square footage to total square footage	8.9%	51.5%
Office square footage to total square footage	65.6%	93.8%
Debt to total market capitalization	36.5%	29.5%
Same property weighted average occupancy (fourth quarter)	89.0%	90.4%
Land as percentage of undepreciated assets	3.5%	1.6%
Annualized general and administrative expense as a percentage of undepreciated assets (fourth quarter)	1.3%	0.7%

(1)	Total market capitalization is calculated using total common shares outstanding times share price plus outstanding debt and preferred stock.

Summary of Key Compensation Decisions for 2013
The Compensation Committee made the following key decisions with respect to 2013 compensation for our NEOs:

•	The base salary for Mr. Gellerstedt remained the same. Base salary increases were approved for the other NEOs.

•
Annual cash incentive awards were earned by our NEOs (generally at 150% of target), based on company achievement of performance goals relating to FFO, gross square footage leased, increase in same property net operating income and new investments.

•
Long-term equity awards were granted to our NEOs using a mix of 60% performance conditioned restricted stock units (“RSUs”) and 40% time vested restricted stock. The performance conditioned RSUs are earned only upon meeting performance goals relating to total stockholder return (relative to the SNL US REIT Office Index) and/or FFO over a three-year period. The time vested restricted stock vests over a three-year service requirement.

_____________________________________________________
2 For the definition of net effective rent, please see page 23 of our Annual Report on Form 10-K for the year ended December 31, 2013 that forms part of our 2013 Annual Report and is also available at www.sec.gov or on the Investor Relations page of our website at www.cousinsproperties.com.

Compensation and Governance Practices

We believe that our compensation program encourages executive decision-making that is aligned with the long-term interests of our stockholders by tying a significant portion of pay to Company performance over a multi-year period. Below we highlight our compensation and governance practices that support these principles.
What We Do

•
Mitigate Undue Risk: We provide a balanced mix of cash and equity based compensation, including annual and long-term incentives which have performance metrics that we believe mitigate against excessive risk-taking by our management.

•
Significant Portion of Equity Awards are Performance Based: In 2013, 60% of the equity awards granted to our executive officers are performance based and require that we achieve performance goals relating to FFO or TSR over a three-year period for the awards to vest.

•
Incentive Cash Awards are Based on Achievement of Performance Goals, but Provide for Compensation Committee Discretion: Over the last five years (2009 to 2013), payouts under our cash incentive plan have ranged from 0% to 150%, reflecting the Company’s performance under the relevant goals for each year. The Compensation Committee sets performance goals under our annual incentive cash award plan that it believes are reasonable in light of past performance and current market conditions. Our plan permits the Compensation Committee to exercise discretion in making final cash incentive award determinations so as to take into account changing market conditions, allowing our executive officers to focus on the long-term health of our Company rather than an “all or nothing” approach to achieving short-term goals.

•
Cap on Incentive Awards: In 2012, we adopted a policy establishing a maximum payout of the incentive cash award that can be earned by each of the executive officers under the annual incentive cash award plan for any year at 150% of the target cash award approved by the Committee for the year. In 2013, although the Company achieved a performance of 173% of our target performance goals, executive officers generally received an annual incentive cash award of 150%. Under our LTI program, our performance conditioned RSUs are capped at 200% of target.

•
Clawback Policy: We have adopted a recoupment or “clawback” policy pursuant to which we may seek to recover incentive-based compensation from any current or former executive officer who received incentive-based compensation during the three-year period preceding the date on which we are required to restate any previously issued financial statements due to material noncompliance with any financial reporting requirement under federal securities laws.

•
Double Trigger Change in Control Agreements: We have entered into change in control agreements with our executive officers to ensure that the executives are focused on the interests of our stockholders in the event of a potential strategic acquisition, merger or disposition. The agreements require a “double trigger,” both a change in control and a termination of employment, for the payout of benefits.

•
No Future Tax-Gross Up Provisions in Change in Control Agreements: With the exception of Mr. Gellerstedt, who entered into his agreement in 2007, our change in control agreements with our executive officers do not include tax gross-up provisions. We have committed that we will not in the future enter into a new agreement, or materially amend any existing agreement, that includes a tax gross-up provision.

•	Independent Compensation Consultant: The Compensation Committee determined that its compensation consultant is independent pursuant to new NYSE listing standards.

•
Strong Share Ownership Guidelines: We have strong stock ownership guidelines for our executive officers and Directors, including a target ownership of four times annual base salary for our Chief Executive Officer.

•	Holding Period on Restricted Stock Awards: We have adopted a policy requiring our executive officers to hold restricted stock for 24 months following vesting.

•
Prohibition of Hedging and Pledging of Company Stock: Our insider trading policy prohibits our directors and executive officers from engaging in any short sales with respect to our stock or buying or selling puts or calls with respect to our stock. We also prohibit our directors and executive officers from purchasing our stock on margin. None of our directors or executive officers holds any of our stock subject to pledge.

•	Majority Voting for Director Elections: Our Bylaws provide for majority voting in uncontested director elections.
What We Don’t Do

•	No Employment Agreements: We do not have employment agreements with any of our executive officers. All of executive officers are employed “at-will”.

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No Perquisites: We do not provide perquisites above the reporting threshold to our executive officers, other than reimbursement of relocation expenses. In 2013, we did not provide any perquisites to our executive officers above the reporting threshold.

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No Pension Plans, Deferred Compensation Plans or Supplemental Executive Retirement Plans: We do not provide any defined benefit pension plans, deferred compensation plans or supplemental executive retirement plans to our executive officers. Our executive officers are eligible to participate in our 401(k) plan on the same basis as all of our employees.

•
No Dividend Equivalent Units on Unearned Performance Awards: No dividend equivalent units (“DEUs”) are paid on performance conditioned RSUs during the performance period. DEUs are paid only if the performance conditioned RSUs are earned.

Say on Pay Results

At our 2013 annual meeting, stockholders approved our say on pay vote with approximately 82% of votes cast, as compared to 60% of votes cast at our 2012 annual meeting.
In 2012, we undertook a comprehensive outreach program to engage with our major stockholders and discuss our compensation program. Investors consistently expressed the view that overall pay levels were appropriate and supported the continued use of performance metrics in our long-term incentive awards, especially TSR. Some investors indicated an interest in the Company modifying the components of the annual cash incentive awards to reflect same property performance. We discussed with investors the existing tax-gross up provision in our CEO’s change in control agreement, and noted to the investors that no other NEO has a tax gross-up and that we have committed not to enter into future tax gross-ups. Investors generally indicated that they did not view the existing gross-up as a significant concern, given the limitation of the gross-up to the CEO’s agreement and our commitment not to enter into future tax gross-ups.
As a result of the feedback from our investors, in late 2012 and early 2013, the Compensation Committee analyzed our compensation structure, including the “custom cut” peer group, short-term incentive limits, long-term incentive performance metrics and equity retention requirements. The Compensation Committee adopted certain changes to our compensation program as a result of the outreach program.

•
The Committee affirmed its prior decision that the use of a “custom cut” peer group for compensation decisions is not currently relevant, as the actual compensation decisions made by the Committee were primarily based on the NAREIT and Mercer market data (as discussed below).

•
The Compensation Committee approved goals for the 2013 annual cash incentive awards that reflect the sensitivity of same property performance, adding a component which targets an increase in same property net operating income.

•
The Compensation Committee adopted a policy of limiting incentive cash awards to not more than 150% of target. Awards will continue to be initially calculated based on performance against pre-established goals, with the Compensation Committee exercising its discretion to determine the final payout.

•
The Compensation Committee will continue to make a significant portion of the long-term equity incentive awards subject to the achievement of performance goals, including TSR. See the "Evolution of Composition of Equity Awards" on page 33.

We believe our compensation programs are effectively designed, are in alignment with the interests of our stockholders and are instrumental in achieving our business strategy. The Compensation Committee will continue to consider stockholder concerns and feedback in the future.
Compensation Philosophy and Competitive Positioning

The success of our business strategy depends significantly on the performance of our executives, requiring a more diverse skill set than if we were a passive real estate investor, allowing us to underwrite and execute on development and other investment opportunities. In assessing the compensation of our executives, including our NEOs, we consider strategies designed to attract and retain talented executives in a competitive and dynamic real estate marketplace. While keeping in mind our accountability to our stockholders, we aim to reward executives commensurate with Company and individual performance.
Our compensation philosophy has a foundation in two key principles:

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To position our NEOs’ cash and equity-based compensation to be within a competitive range (e.g., +/-10% for base salary, +/-15% for total cash compensation and +/-20% for total direct compensation) of the average compensation paid by the 50th percentile of certain relevant labor markets (described below under “Market Data”) for similarly situated positions; and

•	To provide a meaningful portion of total compensation via equity-based awards, including awards that are earned only if certain future Company performance measures are satisfied.
Providing compensation levels within a competitive range of the 50th percentile allows us to be competitive in finding and retaining the top talent we need to execute our business strategy. Based on an analysis prepared in November 2013 by the independent compensation consultant, the 2013 target total direct compensation for our NEOs (calculated as base salary plus actual annual incentive cash awards plus grant date target value of long-term incentive awards) was generally at or below the 50th percentile. For Mr. Gellerstedt, his 2013 target total direct compensation was below the 25th percentile, when compared to the NAREIT total sample data.
Market Data

The Compensation Committee evaluates NEO compensation by reviewing available competitive data, representing organizations of varying sizes (measured by market capitalization) and varying operating strategies. For purposes of making decisions regarding 2013 compensation, the Compensation Committee engaged Towers Watson to compile data from two sources: (1) the 2012 National Association of Real Estate Investment Trusts (“NAREIT”) survey and (2) the 2012 Mercer Real Estate Survey. We do not have input regarding the companies included in the NAREIT or Mercer surveys. The data was presented to the Compensation Committee at its meeting on December 3, 2012.
The NAREIT survey collects compensation information for executive and non-executive positions exclusively for REITs. The NAREIT survey is used to provide the Compensation Committee with a broad view of the competitive labor market. While the Compensation Committee has historically reviewed multiple “cuts” of the NAREIT survey data, it has determined that the total sample of participating REITs (i.e., 113 companies in the 2012 survey) presents the most comprehensive and reliable perspective of the competitive market.
The Compensation Committee also uses a survey conducted by Mercer Consulting, which includes data on 25 organizations in the real estate development industry. The Mercer survey includes companies that are not REITs, as well as privately held companies.
The Compensation Committee considered data from each survey for decisions regarding 2013 compensation of our NEOs, but the primary data reference was the total sample of all companies in the NAREIT survey for Messrs. Gellerstedt, Adzema, Connolly and Ellis and the Mercer survey for Mr. McColl.
Role of Management and Compensation Consultants

The Compensation Committee evaluates Company and individual performance when making compensation decisions with respect to our NEOs. In making decisions regarding NEO compensation, the Compensation Committee considers recommendations from our CEO with respect to the performance and contributions of each of the other NEOs, but retains the right to act in its sole and absolute discretion. Because Mr. Connolly was first named an executive officer in September 2013, compensation decisions prior to that date were made by the CEO. Since that date, all compensation decisions with respect to Mr. Connolly have been made by the Compensation Committee based on recommendations from the CEO.
Representatives of Towers Watson, the Compensation Committee’s independent compensation consultant, will from time to time attend Compensation Committee meetings and provide guidance regarding interpreting the competitive compensation data and trends in the marketplace. For a discussion about Towers Watson and the Committee’s independence assessment, see “Committees of the Board of Directors – Compensation, Succession, Nominating and Governance Committee” on page 14.

Components of Compensation

The total compensation opportunity for our NEOs in 2013 incorporated three primary components: base salary, annual incentive cash award and a long-term incentive (or “LTI”) equity award. We have continued to enhance our compensation practices to further strengthen the alignment between pay and performance. As discussed in detail below, the performance conditioned components of our long-term incentive compensation program have increased over the last few years, with particular emphasis on the portion of the equity awards including a TSR performance goal. To maximize alignment with shareholder interests, we tie a significant portion of our executives’ compensation (other than base salary) to our actual performance by delivering it in the form of long-term, equity-based compensation. For our CEO, the mix of total direct compensation for 2013 is illustrated by the following chart:

Base Salary
The Compensation Committee makes base salary decisions based on the individual’s scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of the market data discussed previously. The Compensation Committee reviewed base salaries of our NEOs for 2013 at its meeting on December 3, 2012. Mr. Gellerstedt’s base salary was not increased for 2013. The Compensation Committee increased the base salaries for Messrs. Adzema, McColl and Ellis in line with market data. The CEO approved an increase in Mr. Connolly’s base salary for 2013 in line with market data. The Compensation Committee reviewed, ratified and confirmed the base salary of Mr. Connolly in connection with his designation as an executive officer at its meeting on September 25, 2013.
The annual base salaries of our NEOs for 2012 and 2013 were as follows:

	2012 Base Salary	2013 Base Salary	% Increase
Lawrence L. Gellerstedt III.	$600,000	$600,000	0.00%
Gregg D. Adzema.	$375,000	$390,000	4.00%
John S. McColl	$333,125	$341,453	2.50%
M. Colin Connolly (1)	—	$250,000	—
J. Thad Ellis II	$287,000	$294,175	2.50%

(1)	In accordance with SEC rules, because Mr. Connolly first became an executive officer in 2013, only his 2013 compensation information is included in the table.

Annual Incentive Cash Award

Our NEOs have an opportunity to earn an annual incentive cash award designed to reward annual corporate performance. Each year the Compensation Committee establishes a target annual incentive cash award opportunity for each of our NEOs following a review of their individual scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of the market data discussed previously. The targeted annual incentive cash award opportunity and the performance goals set by the Compensation Committee (discussed below) are communicated to the NEOs at the beginning of each year.
In determining the actual annual incentive cash award paid to an executive officer, the Compensation Committee initially considers performance against the pre-established performance goals. The Compensation Committee, in exercising its judgment and discretion to adjust an award up or down, then considers all facts and circumstances when evaluating performance, including changing market conditions and broad corporate strategic initiatives, along with overall responsibilities and contributions of the executives, in making final award determinations. During the period from 2009 to 2013, the Compensation Committee determined to grant annual cash incentive awards as follows:
2013 Target Opportunity
The Compensation Committee established target annual incentive cash awards for our NEOs for 2013 at its meeting on December 3, 2012. As compared to 2012, no adjustment was made to the targeted percentage of base salary for Messrs. Gellerstedt, McColl and Ellis. In the case of Mr. Adzema, the Compensation Committee increased his targeted percentage of base salary from 85% in 2012 to 95% in 2013, to be more competitive with the market data and to reflect his contributions to the Company. Prior to Mr. Connolly becoming an executive officer, the CEO approved an increase in Mr. Connolly’s targeted percentage of base salary from 50% to 60% in line with market data.

2013 Performance Goals
The Compensation Committee, at its February 11, 2013 meeting, approved performance goals for the 2013 annual incentive cash award following a review of our annual business plan and budget for the year. The Compensation Committee assigned each goal a weight of relative importance. The annual incentive cash award performance goals for 2013 were as follows:

1.
Funds from Operations. The Compensation Committee believes that FFO is an appropriate measure of corporate performance when it is properly adjusted for activities related to our investment and capital recycling strategies. The FFO goal for 2013 was $0.47 per share, weighted at 25% of the overall goals.

2.
Gross Square Footage Leased. We believe one of our core competencies is to lease property. We expect each of our properties to achieve near capacity occupancy after a pro forma lease-up period following completion of construction or acquisition. For 2013, the Compensation Committee established a goal for us to lease a 1,060,000 square feet across our portfolio, weighted at 25% of the overall goals.

3.
Same Property Net Operating Income. We believe that changes in same property net operating income are an appropriate measure of corporate performance, when adjusted, in the discretion of the Compensation Committee, to exclude income or expenses arising from a transaction or decision occurring prior to the performance period. For 2013, the Compensation Committee established a goal for us to increase the net operating income generated from our same property portfolio by 2.9%, weighted at 25% of the overall goals.

4.
New Investments. One of our key strategies for 2013 was to make new investments, both developments and acquisitions. Consistent with this strategy, the Compensation Committee established a goal for 2013 that the Company invest $537,000,000 in new investments. The new investments goal was weighted at 25% of the overall goals.

The Compensation Committee believes that the performance goals were aggressive and the weighting of each performance goal for the 2013 annual incentive cash awards was appropriate given our business strategy, historic performance and the current real estate market. The Compensation Committee retains the discretion to make adjustments in determining our performance against the goals to the extent it believes the adjustment is appropriate and in the best interests of the Company.

2013 Performance Against Goals
The Compensation Committee, at its meeting on January 30, 2014, evaluated the Company’s actual performance against the 2013 goals and determined that we had achieved 173% of the overall goals, on a weighted basis, as more particularly described below:

1.
Funds from Operations. The Compensation Committee determined that we achieved adjusted FFO at an amount equal to 118% of our FFO goal. In reviewing our performance, the Compensation Committee exercised its discretion to adjust FFO by excluding gains realized in 2013 for the sale of assets in our residential and commercial land portfolio for which impairment losses were recorded in the fourth quarter of 2011. The Committee made this adjustment in recognition that these impairment charges were attributable to decisions made over a long period of time and, to the extent applicable, the result of a change in investment strategy approved by our Board of Directors. The Committee also exercised its discretion to exclude gains realized from the sale of the Third Party Client Services business, which was sold in 2012 but resulted in a portion of the sales proceeds being realized in 2013, and to exclude non general and administrative charges related to the redemption of the Company’s Series A Cumulative Redeemable Preferred Stock and expenses related to the acquisition of Greenway Plaza and 777 Main. The Committee determined that when it evaluates performance against future FFO goals, any further gains ultimately realized on the sale of the impaired assets or on the sale of the Third Party Client Services business will be excluded from FFO.

2.	Gross Square Footage Leased. The Compensation Committee determined that we achieved 132% of our leasing goal for 2013.

3.	Same Property Net Operating Income. The Compensation Committee determined that we had achieved 149% of our goal for 2013 related to increase in same property net operating income.

4.	New Investments. The Compensation Committee determined that we achieved 295% of our goal related to new investments for 2013.
Our actual performance against the 2013 goals are also reflected in the chart below:
At its December 2012 meeting, the Compensation Committee adopted a policy establishing a maximum payout of the incentive cash award that can be earned by each of the executive officers under the annual incentive cash award plan for any year at 150% of the target cash award. This limitation was applied to the 2013 actual award for each executive officer other than Mr. Connolly. With respect to Mr. Connolly, who was not designated by the Board as an executive officer until September 20, 2013, and whose pay was not adjusted in connection with such designation, the Compensation Committee determined that, when the delay in compensation adjustment was considered in light of Mr. Connolly’s extraordinary efforts with respect to the acquisition of Post Oak Central, 816 Congress, Greenway Plaza and 777 Main, the application of the 150% maximum payout would result in Mr. Connolly receiving an annual cash incentive award for 2013 that would be inequitable for his position and efforts. Accordingly, the Compensation Committee determined that Mr. Connolly would be paid an annual incentive award for the 2013 performance period which is equal to 150% of the target the Compensation Committee has approved for him for the 2014 performance period (which brings Mr. Connolly closer to the 50th percentile). The actual annual incentive cash award for the 2013 performance period for each NEO is set forth in the table below:

	2013 Target % of Base Salary	Target Opportunity	2013 Actual Award
Lawrence L. Gellerstedt III	125%	$750,000	$1,125,000
Gregg D. Adzema	95%	$370,500	$555,750
John S. McColl	85%	$290,235	$435,353
M. Colin Connolly	60%	$150,000	$364,000
J. Thad Ellis II	65%	$191,214	$286,821
2014 Performance Goals
The Compensation Committee, at its February 10, 2014 meeting, approved performance goals for the 2014 annual incentive cash award following a review of our annual business plan and budget for the year. In approving the performance goals for the 2014 annual incentive cash award, the Compensation Committee reaffirmed three of the components which were utilized in the 2013 performance period, eliminated the gross rentable square footage leasing component and adjusted the assignment of weights of relative importance. The Compensation Committee considers the 2014 target amounts for each component to be aggressive and appropriate given our business strategy, historic performance and the current real estate market. The annual incentive cash award performance goal components and relative weighting for 2014 are as follows:
In addition, at its January 30, 2014 meeting, the Compensation Committee adopted a policy establishing a maximum calculation of 200% on each individual component of the annual cash incentive award for executive officers, in addition to the overall maximum payout of 150% of the overall target award.

Long-Term Incentive Equity Awards

Our LTI program is intended to provide incentives to our executives for the creation of value and the corresponding growth of our stock price over time. The ultimate goal of equity-based compensation is to encourage our executive officers to act as equity owners. We believe equity-based compensation plays an essential role in retaining and motivating our NEOs by providing incentives that are linked to our long-term success and increasing stockholder value. The Compensation Committee believes that our equity-based long-term compensation program should provide an appropriate balance between performance incentive and retention awards.
For more information, see “Evolution of Composition of Equity Awards” on page 33.
2013 LTI Awards
In 2013, the Compensation Committee granted time vested restricted stock (40% of the overall award) and performance conditioned RSUs (60% of the overall award) to the NEOs under our LTI program.
The Compensation Committee, at its January 30, 2013 meeting, granted LTI awards (the “2013 LTI Awards”) to each of our NEOs with a target grant date dollar value determined following a review of the individual’s scope of responsibilities, experience, qualifications, individual performance and contributions to the Company, as well as an analysis of the market data discussed previously. The Compensation Committee utilizes a dollar amount as the target value of each NEO’s LTI award, rather than a number of shares or RSUs, so as to mitigate the impact of stock price volatility and permit our equity-based compensation to be budgeted with greater accuracy. There were no changes to the 2013 target LTI award values for the NEOs, as compared to 2012.
The 2013 LTI Awards were comprised of a mix of 40% time vested restricted stock, 42% performance conditioned RSUs subject to a TSR condition, and 18% performance conditioned RSUs subject to achievement of an FFO condition. For the performance conditioned RSUs, the measurement period is three years.
The 2013 LTI Awards granted on January 30, 2013 by the Compensation Committee to our NEOs are set forth in the table below.

	Target LTI Award Value	Number of Restricted Shares Granted (1)	Number of Performance (TSR) RSUs Granted (2)	Number of Performance (FFO) RSUs Granted (3)
Lawrence L. Gellerstedt III	$800,000	37,691	32,439	16,961
Gregg D. Adzema	$350,000	16,490	14,192	7,420
John S. McColl	$208,271	9,813	8,445	4,416
M. Colin Connolly	$112,498	5,300	4,562	2,385
J. Thad Ellis II	$138,000	6,502	5,596	2,926
(1)    40% of award valued at $ 8.49 per share.
(2)    42% of award valued at $ 10.3578 per unit.
(3)    18% of award valued at $ 8.49 per unit.

When the price of our common stock is needed for a valuation, we use our average stock price over a 30-calendar day period ending on the applicable date. The number of restricted shares and FFO RSUs granted to each NEO was determined using our average stock price over a 30-calendar day period ending on January 22, 2013. The number of TSR RSUs granted to each NEO was determined using a Monte Carlo valuation. The value of the awards for purposes of determining the number of TSR Performance conditioned RSUs was determined as of January 17, 2013. The actual grant to an NEO for each component of the 2012 LTI Award was rounded to the nearest whole unit. The grant date fair value for financial reporting purposes for the 2013 LTI Awards (as set forth in the Summary Compensation Table) was determined in accordance with applicable accounting rules, and differs from the target value shown above.
2013 Performance Conditioned RSUs
The performance conditioned RSUs granted in 2013 (the “2013 Performance conditioned RSUs”) require a total shareholder return goal and/or achievement of an FFO goal to have value. These awards “cliff” vest on the third anniversary of the grant date, but are payable only if the performance conditions are met and if the holder has been continuously employed through such date. The terms of the 2013 Performance conditioned RSUs are summarized as follows:

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42% of the target value of the 2013 LTI Awards are comprised of performance conditioned RSUs which are subject to a condition based upon the total stockholder return (“TSR”) of our common stock over the three-year period beginning January 1, 2013 through December 31, 2015 relative to the TSR of the companies in the SNL US REIT Office Index as of January 1, 2013 (the “2013 LTI Peer Group”). This goal is evaluated on a sliding scale. TSR below the 25th percentile of the 2013 LTI Peer Group would result in no payout, TSR at the 25th percentile would result in 35% payout, TSR at the 50th percentile would result in 100% payout, and TSR at or above the 75th percentile would result in 200% payout. Payouts are prorated between these stated levels, subject to the 200% maximum.

•
18% of the target value of the 2013 LTI Awards are comprised of performance conditioned RSUs which are subject to a condition that our FFO per share during the period beginning January 1, 2013 through December 31, 2015, is at least equal to a defined dollar amount per common share (the “FFO Target”). This goal is evaluated on a sliding scale. If FFO per share is less than 60% of the FFO Target, then there would be no payout. If FFO per share is equal to 100% of the FFO Target, then the payout would be 100%. If FFO per share is 140% or greater of the FFO Target, then the payout would be 200%. Payouts would be prorated between these stated levels, subject to the 200% maximum. The Compensation Committee considers the FFO Target to be aggressive and appropriate given our business strategy, historic performance and the current real estate market.

The Compensation Committee retains the discretion to make adjustments to our performance in determining whether the vesting conditions are achieved under the 2013 Performance conditioned RSU awards. At its meeting on January 30, 2014, the Compensation Committee determined that for purposes of the FFO Target, it would adjust FFO to exclude the gains on the previously impaired assets recorded by the Company in the fourth quarter of 2011 with respect to our residential and commercial land, along with gains recorded by the Company in connection with the sale of the third party management and leasing business. The Compensation Committee made the adjustment to FFO in recognition that these charges were attributable to decisions made over a long period of time and, to the extent applicable, the result of a change in investment strategy approved by our Board of Directors. In addition, the Compensation Committee determined that when it evaluates performance against the FFO Target, any gains ultimately realized on the sale of these impaired assets or the sale of the third party management and leasing business will be excluded from FFO.
Dividend equivalents are not paid on performance conditioned RSUs prior to full vesting. Upon satisfaction of the vesting conditions, dividend equivalents in an amount equal to all regular and special dividends declared with respect to our common stock during the performance period are determined and paid on a cumulative, reinvested basis over the term of the award, at the time the award vests and based on the number of shares that are earned. For example, if the payout of a performance conditioned RSU at vesting equaled 100% of target, the payout would include dividend equivalents on shares at 100% of target on a reinvested basis over the three-year performance period.
LTI Grant Practices

We typically grant LTI awards to key employees at a regularly scheduled meeting of the Compensation Committee, which has been in January or February in each of the last three years. We do not have any program, plan or practice that coordinates the grant of equity awards with the release of material information. The Compensation Committee views LTI as an essential component of annual compensation of our NEOs and, as a result, the Committee does not consider prior grants when making current year determinations.
Evolution in Composition of Equity Awards

In furtherance of its goal to tie pay to performance and to ensure the long term goals of retention and motivation, the Compensation Committee reviews the components and composition of the long term incentive equity awards that it grants. During the period from 2009 to 2014, the composition of equity awards granted has moved from stock options and time vested RSUs to a mix that is 60% comprised of performance conditioned RSUs, with no stock options. In addition, the TSR performance component also increased during such period, from 0% of the award to 42% of the award. This evolution in the composition of the equity awards is demonstrated in the table below, where the percentages reflect the composition of the target awards granted by the Compensation Committee for the periods identified.

Stock Options	40%	25%	25%	—%	—%	—%
Time Vesting Restricted Stock	60%	38%	38%	40%	40%	40%
TSR Performance Conditioned RSUs	—%	19%	26%	42%	42%	42%
Debt-to-EBITDA Reduction Performance Conditioned RSUs	—%	19%	—%	—%	—%	—%
FFO Performance Conditioned RSUs	—%	—%	11%	18%	18%	18%
Restricted Stock
Time vested full value awards, such as restricted stock, are used primarily as a retention tool. While time vested full value equity awards do not reward stock price growth to the same extent as performance conditioned awards or stock options, the Compensation Committee believes that full value awards are an effective compensation tool because the current value of the award is more visible to the executive. Additionally, full value awards create an interest that encourages executives to think and act like stockholders and serve as a competitive retention vehicle. The restricted stock granted in 2013 vests ratably over three years provided that the holder is continuously employed with us through each anniversary date. The restricted stock is granted under our 2009 Incentive Stock Plan. Holders of restricted stock generally receive all regular and special dividends declared with respect to our common stock.
Restricted Stock Units
The Compensation Committee awards RSUs as a component of LTI after considering levels of stockholder dilution. Unlike grants of restricted stock, RSU awards do not result in additional dilution to existing stockholders. An RSU is a bookkeeping unit that is essentially the economic equivalent of one share of restricted stock, the difference being that upon vesting the RSU is settled in cash, paying an amount equal to the 30-calendar day average closing price of our common stock for the period ending on the valuation date. The RSUs are granted under our 2005 Restricted Stock Unit Plan.
Upon retirement of a participant, including an NEO, RSUs are potentially subject to accelerated vesting if the participant satisfies the “Rule of 65.” In the case of performance conditioned RSUs, upon the retirement of a participant who satisfies the Rule of 65, the requirement of continued employment is waived but not the performance condition. The Compensation Committee did not adopt the Rule of 65 for restricted stock awards because it would result in adverse tax consequences to the recipient.
Other Compensation Items

2009 Cash LTI Award
In 2009, the Compensation Committee granted a cash settled long term incentive award (“Cash LTI Award”) to certain executives, including Messrs. Gellerstedt and McColl; Mr. Ellis was not an executive officer at the time of the Cash LTI Award and Messrs. Adzema and Connolly were not employed by the Company at the time of the Cash LTI Award. The Cash LTI Award vests as of the earliest testing date, if any, on which the value of a share of our common stock has appreciated at a rate equal to at least 12% on an annualized and compounded basis for a period that began on May 12, 2009 and ends on the applicable testing date. The testing dates are May 12, 2012, May 12, 2013 and May 12, 2014. If the stock value vesting condition has not been met as of May 12, 2014 (the latest possible testing date) or, except as described for a change in control, if the employee terminates employment before this vesting condition is met on a testing date, the Cash LTI Award is automatically forfeited.
Because we did not meet the stock value vesting condition on the 2013 testing date, no amounts were earned in 2013.
LTI Awards Granted in February 2011
At its meeting on January 30, 2014, the Compensation Committee evaluated the potential payout under the LTI Awards granted in 2011. The performance conditioned RSUs were subject to performance goals relating to TSR (70% of the RSU award) and FFO (30% of the RSU award). With respect to the TSR component, the target performance over the period from January 1, 2011 to December 31, 2013 (the “2011 LTI Performance Period’) was targeted at the 50th percentile relative to the companies in the SNL Financial US Office REIT Index as of January 1, 2011 which remain publicly traded on an established exchange for the entire performance period (the “2011 LTI Peer Group”).
This component of the LTI awards is evaluated on a sliding scale. TSR below the 25th percentile of the 2011 LTI Peer Group would result in no payout, TSR at the 25th percentile would result in 35% payout, TSR at the 50th percentile would result in 100% payout, and TSR at or above the 75th percentile would result in 200% payout. Payouts are mathematically interpolated between these stated levels, subject to a 200% maximum. At its meeting on January 30, 2014, the Compensation Committee determined that our TSR for the 2011 LTI Performance Period was at the 65th percentile, relative to the companies in the 2011 LTI Peer Group, and that the mathematical interpolation resulted in 159% of the TSR component of these RSUs being payable.
With respect to the FFO component, the target performance required that we achieve aggregate FFO for each of the calendar years during the 2011 LTI Performance Period of $1.575 per common share (the “FFO Target”). This component of the LTI awards is also evaluated on a sliding scale. If FFO per share is less than 60% of the FFO Target, then there would be no payout. If FFO per share is equal to 100% of the FFO Target, then the payout would be 100%. If FFO per share is 140% or greater of the FFO Target, then the payout would be 200%. Payouts would be prorated between these stated levels, subject to the 200% maximum. At its meeting on January 30, 2014, the Compensation Committee determined that the aggregate FFO per share achieved for the 2011 LTI Performance Period was $1.56, which corresponded to a payout at 98% of target for this component. Taken together, payout for the two components combined was 141% of target, as reflected in the following chart:
Because the payout for the 2011 performance conditioned LTI awards occurred in 2014, these awards will be reflected in the stock vested table in next year’s proxy statement.

Benefits and Perquisites

We provide health, life and disability insurance benefits to all of our employees. Our NEOs are eligible to participate on the same basis as all other employees. We maintain a 401(k)/retirement savings plan (“Retirement Savings Plan”) for all eligible employees, including our NEOs. We provide a “match” for all employee contributions to the Retirement Savings Plan up to 3% of eligible compensation, and we expect this program to continue in the future.
We do not have a pension plan or deferred compensation program for any of our employees, including our NEOs. Rather, we focus on providing short and long-term cash compensation and long-term equity-based awards in amounts necessary to retain our NEOs and to allow them to provide for their own retirement.
In 2013, we did not provide any perquisites to our NEOs above the reporting threshold.
Our NEOs are eligible for benefits under change in control agreements only in certain “double trigger” circumstances. These agreements are discussed below under “Severance Policy, Retirement and Change in Control Agreements.”
Incentive Based Compensation Recoupment or “Clawback” Policy

Our Board of Directors has adopted an incentive-based compensation recoupment policy (the “Recoupment Policy”, also sometimes commonly referred to as a “clawback” policy). Pursuant to the Recoupment Policy, if the Company is required to restate any previously issued financial statements due to the Company’s material noncompliance (as determined by the Company) with any financial reporting requirement under the federal securities laws, the Company will seek to recover incentive-based compensation from any current or former executive officer of the Company who received incentive-based compensation from the Company during the three-year period preceding the date on which the Company is required to prepare an accounting restatement. The amount to be recovered from the executive officer will be based on the excess, if any, of the incentive-based compensation paid to the executive officer based on the erroneous data over the incentive-based compensation that would have been paid to the executive officer if the financial accounting statements had been as presented in the restatement. The definition of “executive officer” and “incentive-based compensation,” the date on which the Company is required to prepare an accounting restatement, the amount to be recovered and any other interpretation of the policy shall be determined by the Compensation Committee acting in its sole discretion. The Board of Directors may amend the Recoupment Policy from time to time in its discretion and as it deems necessary or appropriate to reflect applicable regulations of the SEC, any rules or standards adopted by a national securities exchange, any related guidance from a governmental agency which has jurisdiction over the administration of such provision, any judicial interpretation of such provision and any changes in applicable law.

Stock Ownership Guidelines and Stock Holding Period

Our Corporate Governance Guidelines include stock ownership guidelines for our executive officers and Directors. With respect to our executive officers, the guidelines require ownership of our stock within five years of becoming an executive officer or from promotion to a new executive office, with a value equal to the following multiple of his or her base salary:

Executive Officer Title	Multiple
CEO	4x
President (if not also CEO)	3x
Executive Vice Presidents	2x
Other executive officers	1x
In addition, each of our Directors is required to own stock with a value equal to three times the annual cash retainer for Directors, or $150,000. Directors generally must accumulate the required ownership within three years of joining the Board. As of February 1, 2014, each of our Directors and executive officers satisfied the stock ownership guidelines (taking into account any period permitted to satisfy the guidelines, where applicable).
The guidelines are consistent with our belief that our executive officers’ and Directors’ interests should be aligned with those of our stockholders and our expectation that executive officers and Directors maintain a significant level of investment in our Company. The Chairman of the Compensation Committee may approve exceptions to the guidelines from time to time as he or she deems appropriate. With respect to both executive officers and Directors, the following count toward the stock ownership requirements:

•	shares purchased on the open market;

•	shares owned outright by the officer, or by members of his or her immediate family residing in the same household, whether held individually or jointly;

•	restricted stock and RSUs received pursuant to our LTI plans, whether or not vested; and

•	shares held in trust for the benefit of the officer or his or her immediate family, or by a family limited partnership or other similar arrangement.
Under our Corporate Governance Guidelines, our executive officers are required to hold 50% of the after tax number of shares of restricted stock granted under our compensation plans following vesting. In 2012, we increased the holding period from eight to 24 months after vesting.
Severance Policy, Retirement and Change in Control Agreements

We have several arrangements that would provide for the payment of benefits in the event of a termination of one of our NEOs or a change in control of our company.
General Severance Benefit for All Employees
We provide a general severance benefit to all employees, including our NEOs, following termination of employment by us other than for “cause.” In general, the severance benefit payable is an amount equal to the employee’s weekly pay times the sum of (i) the number of his or her years of service or, alternatively, in the context of certain reductions in force as designated by us, the years of service multiplied by 1.5, plus (ii) four.
Equity Plans
The 1999 Incentive Stock Plan (as amended, the “1999 Plan”), the 2009 Incentive Stock Plan (the “2009 Plan”) and the 2005 Restricted Stock Unit Plan (as amended, the “RSU Plan”) generally provide for accelerated vesting of awards upon a “change in control” if the plan is not continued or assumed. Under the 2009 Plan and the RSU Plan, even if one or both of these plans are continued or assumed, the awards vest if the employee is terminated or resigns for good reason within two years of the change in control. In contrast, for grants under our 1999 Plan and grants under the RSU Plan prior to its amendment in 2009, if either plan is continued or assumed after the change in control, accelerated vesting occurs in the event a participant’s employment is terminated for any reason (including voluntary resignation) during the two-year period following the change in control. With respect to performance conditioned RSUs, if accelerated vesting occurs as a result of a change in control, then the payout amount is at the target award amount. Our NEOs participate in the 1999 Plan, the 2009 Plan and the RSU Plan on the same terms as our other key employees. The Compensation Committee believes that the accelerated vesting of outstanding equity awards following a change in control is a customary and reasonable component of an equity incentive program.
In general, an employee will forfeit any unvested LTI grants upon termination of employment for any reason other than following a change in control. However, stock options and RSUs, other than performance conditioned RSUs, vest upon retirement of the employee if the employee is at least 60 years of age and the sum of the employee’s whole years of age plus whole years of service equals at least 65 (collectively, the “Rule of 65”). The Compensation Committee adopted the Rule of 65 to provide a further incentive for long-term employment, as well as to recognize that options and RSUs are part of annual compensation and, if an employee retires after satisfying certain age and service requirements, then he or she should get the benefit of outstanding options and RSUs. With respect to performance conditioned RSUs, the Rule of 65 applies to waive any continuing service requirement but does not waive any performance condition. Also, the Compensation Committee did not adopt the Rule of 65 for restricted stock awards because it would result in adverse tax consequences to the recipient.
Change in Control Agreements
Each of our NEOs is a party to a Change in Control Severance Agreement (the “Change in Control Agreement”), which provides the NEOs with benefits in the event that his employment is terminated under certain circumstances following a change in control, often referred to as a “double trigger.” These agreements have been in place since 2007. The Compensation Committee believes that the cash severance and other benefits provided under the Change in Control Agreement are customary and reasonable components of our compensation program that keep our NEOs focused on the interests of the stockholders in the event of a potential strategic transaction.

In 2010, the Compensation Committee approved a new form of Change in Control Agreement that does not include a tax gross-up provision, but is otherwise identical to the previous form of agreement. This new form was used for Messrs. Adzema, McColl, Connolly and Ellis. Only Mr. Gellerstedt is party to the previous form of agreement that includes the tax gross-up. We have committed that in the future we will not enter into, or materially amend, Change in Control Agreements that include tax gross-up provisions.
Tax Implications of Executive Compensation

Since we operate as a real estate investment trust under the Code and we intend to distribute all of our taxable income each year so that we do not pay any Federal income tax, the majority of the impact of the limitation under Section 162(m), if any, is a larger dividend distribution to our stockholders to the extent of the denied deduction for compensation paid. For 2013, Section 162(m) of the Code did not limit our aggregate deductions for compensation paid to certain executive officers. However, from time to time, our deductions have been limited by Code Section 162(m) primarily because certain elements of our compensation program generally do not qualify as paid under a predetermined objective performance plan meeting applicable requirements, and, in addition, we historically have not met other exceptions that would permit a deduction. The exception to this treatment is compensation resulting from the exercise of stock options, which qualify for a deduction. While we are mindful of the impact of the deduction limitation, we feel that our NEO compensation is structured in an appropriate manner. In light of our current pay levels and practices applicable to NEOs, we do not believe that the tax deduction limitation of Section 162(m) in the aggregate has a material impact on our financial results.
Committee Report on Compensation

The Compensation, Succession, Nominating and Governance Committee is responsible for, among other things, setting and administering the policies that govern executive compensation, establishing the performance goals on which the compensation plans are based and setting the overall compensation principles that guide the committee’s decision-making. The Compensation, Succession, Nominating and Governance Committee has reviewed the Compensation Discussion and Analysis herein and discussed it with management. Based on the review and the discussions with management, the Compensation, Succession, Nominating and Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the 2014 proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION, SUCCESSION, NOMINATING
AND GOVERNANCE COMMITTEE

James H. Hance, Jr., Chairman
James D. Edwards
Lillian C. Giornelli
William Porter Payne

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or Securities Exchange Act of 1934 (the “Acts”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under the Acts.

SUMMARY COMPENSATION TABLE FOR 2013

The following table sets forth information concerning total compensation for our NEOs for 2013, 2012 and 2011.

	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Lawrence L. Gellerstedt III	2013	$600,000	$844,702	$ —	$1,125,000	$20,726	$2,590,428
President and Chief	2012	$600,000	$4,753,352	$ —	$750,000	$13,411	$6,116,763
Executive Officer	2011	$600,000	$596,546	$200,000	$817,500	$13,515	$2,227,561

Gregg D. Adzema	2013	$390,000	$369,555	$ —	$555,750	$26,448	$1,341,753
Executive Vice President and	2012	$375,000	$379,372	$ —	$318,750	$184,416	$1,257,538
Chief Financial Officer	2011	$350,000	$746,202	$87,500	$286,125	$108,254	$1,578,081

John S. McColl	2013	$341,453	$219,916	$ —	$435,353	$26,448	$1,023,170
Executive Vice President	2012	$333,125	$225,751	$ —	$283,156	$26,100	$868,132
	2011	$325,000	$155,305	$52,069	$301,113	$23,569	$857,056

M. Colin Connolly (5)	2013	$250,000	$118,785	$ —	$364,000	$25,968	$758,753
Senior Vice President and
Chief Investment Officer

J. Thad Ellis II	2013	$294,175	$145,719	$ —	$286,821	$26,448	$753,163
Senior Vice President	2012	$287,000	$162,598	$ —	$186,550	$26,417	$662,565
	2011	$280,000	$102,896	$34,499	$220,000	$23,569	$660,964
____________

(1)
This column reflects the aggregate grant date fair value of restricted stock awards and performance conditioned RSUs granted during the applicable year, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”). The grant date fair value is the number of shares of restricted stock or RSUs granted multiplied by the closing stock price on the grant date. Awards with performance conditions (“performance conditioned RSUs”) are computed based on the probable outcome of the performance conditions as of the grant date for the award. Information about the assumptions used to value these awards can be found in Note 13 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. An overview of the features of these awards can be found in “Compensation Discussion and Analysis” above.

For 2013, the grant date fair value of the restricted stock awards granted on January 30, 2013 is the target number of shares multiplied by the closing stock price on the grant date. The grant date fair value of the FFO-based performance conditioned RSUs is the number of RSUs granted multiplied by the 30-day trailing average stock price on the date of grant, which was $8.66. The grant date fair value of the TSR-based performance conditioned RSUs granted January 30, 2013 is the target number of RSUs granted multiplied by the fair market value per RSU determined using a Monte Carlo valuation ($11.16). Assuming the highest level of performance conditions are achieved for the FFO-based and TSR-based performance conditioned RSUs, resulting in 200% of the target RSUs being issued, the grant date values of all stock awards for 2013 would be as follows: Mr. Gellerstedt — $1,353,579; Mr. Adzema — $592,183; Mr. McColl — $352,398; Mr. Connolly — $190,348; and Mr. Ellis — $233,505.

The actual amount ultimately realized by the NEO, if any, from a grant of restricted stock or RSUs will depend upon the value of our common stock on the vesting date in the case of restricted stock, or the 30-day trailing average in the case of RSUs.

(2)
This column reflects the aggregate grant date fair value, computed in accordance with ASC 718, of option awards granted during 2011, which was the last year in which option were granted. Please refer to Note 13 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a complete description of the ASC 718 valuation.

(3)
These amounts reflect the actual annual incentive cash award earned by the NEOs for the applicable year, as determined by the Compensation Committee. For a description of the 2013 annual cash incentive award performance goals, see “Compensation Discussion and Analysis” above.

(4)	The components of All Other Compensation for 2013 are as follows. In 2013, we did not provide any perquisites to our NEOs above the reporting threshold.
		Retirement Savings Plan Contribution (A)	Insurance Premiums	Total All Other Compensation
	Lawrence L. Gellerstedt III	$7,650	$13,076	$20,726
	Gregg D. Adzema	$7,650	$18,798	$26,448
	John S. McColl	$7,650	$18,798	$26,448
	M. Colin Connolly	$7,650	$18,318	$25,968
	J. Thad Ellis, II	$7,650	$18,798	$26,448

____________

(A)
We maintain a Retirement Savings Plan for the benefit of all eligible employees. The Company “matches” employee contributions to the plan up to 3% of eligible compensation, subject to a maximum matching contribution of $7,650 in 2013. The “matching” contributions are available for all employees, including our NEOs. During the first three years of a participant’s employment, Company contributions, both discretionary and matching, vest ratably each year. After a participant has three years of service, all contributions are fully vested. Vested benefits are generally paid to participants upon retirement, but may be paid earlier in certain circumstances, such as death, disability, or termination of employment.

(5)	In accordance with SEC rules, because Mr. Connolly first became an executive officer in 2013, only his 2013 compensation information is included in the table.

GRANT OF PLAN-BASED AWARDS IN 2013

The following table sets forth information with respect to grants of plan-based awards to each of our NEOs during 2013.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Target ($)	Maximum ($)	Threshold	Target	Maximum
Lawrence L. Gellerstedt III
Annual Incentive Award (1)		$750,000	$1,125,000
Performance conditioned RSUs – TSR (2)	1/30/13			11,354	32,439	64,878		$362,019
Performance conditioned RSUs – FFO (2)	1/30/13			-	16,961	33,922		$146,857
Restricted Stock (3)	1/30/13						37,691	$335,826

Gregg D. Adzema
Annual Incentive Award (1)		$370,500	$555,750
Performance conditioned RSUs – TSR (2)	1/30/13			4,967	14,192	28,384		$158,383
Performance conditioned RSUs – FFO (2)	1/30/13			-	7,420	14,840		$64,246
Restricted Stock (3)	1/30/13						16,490	$146,926

John S. McColl
Annual Incentive Award (1)		$290,235	$435,353
Performance conditioned RSUs – TSR (2)	1/30/13			2,956	8,445	16,890		$94,246
Performance conditioned RSUs – FFO (2)	1/30/13			-	4,416	8,832		$38,236
Restricted Stock (3)	1/30/13						9,813	$87,434

M. Colin Connolly
Annual Incentive Award (1)		$150,000	$364,000
Performance conditioned RSUs – TSR (2)	1/30/13			1,597	4,562	9,124		$50,912
Performance conditioned RSUs – FFO (2)	1/30/13			-	2,385	4,770		$20,650
Restricted Stock (3)	1/30/13						5,300	$47,223

J. Thad Ellis II
Annual Incentive Award (1)		$191,214	$286,821
Performance conditioned RSUs – TSR (2)	1/30/13			1,959	5,596	11,192		$62,451
Performance conditioned RSUs – FFO (2)	1/30/13			-	2,926	5,852		$25,335
Restricted Stock (3)	1/30/13						6,502	$57,933
____________

(1)
These amounts reflect target annual incentive cash amounts for 2013 as set by the Compensation Committee. In accordance with the Compensation Committee’s policies, there is no threshold amount set for this award, but the award cannot exceed 150% of target. This limitation was applied to the 2013 actual award for each executive officer other than Mr. Connolly. With respect to Mr. Connolly, who was not designated by the Board as an executive officer until September 20, 2013, and whose pay was not adjusted in connection with such designation, the Compensation Committee determined that, when the delay in compensation adjustment was considered in light of Mr. Connolly’s extraordinary efforts with respect to the acquisition of Post Oak Central, 816 Congress, Greenway Plaza, and 777 Main, the application of the 150% maximum payout would result in Mr. Connolly receiving an annual cash incentive award for 2013 that would be inequitable for his position and efforts. Accordingly, the Compensation Committee determined that Mr. Connolly would be paid an annual incentive award for the 2013 performance period which is equal to 150% of the target the Compensation Committee has approved for him for the 2014 performance period (which brings Mr. Connolly closer to the 50th percentile for his position).

(2)
These rows show the potential number of RSUs that would vest pursuant to the performance conditioned RSUs at the end of the applicable three-year performance period if the threshold, target or maximum performance goals are satisfied, provided the NEO remains continuously employed by us, or upon retirement if the NEO meets the Rule of 65. In addition, dividend equivalents will be paid upon satisfaction of the vesting conditions, if at all, on a cumulative, reinvested basis over the term of the award based on the number of RSUs which actually vest. See “Compensation Discussion and Analysis – 2013 LTI Awards” for a description of the performance parameters for these performance conditioned RSUs, and see “Compensation Discussion and Analysis – Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards. Note that no threshold is listed for FFO RSUs, as all amounts below the target are derived by mathematical interpolation and could range from 0% to 100% (the target percentage).

(3)
This column represents restricted stock granted in 2013 under our 2009 Plan. The restricted stock granted January 30, 2013 as part of the 2013 LTI Awards vests ratably over three years on each anniversary of the grant date, provided the NEO has been continuously employed by us through the applicable anniversary date. The restricted stock awards also receive dividends or dividend equivalents in an amount equal to all regular and special dividends declared with respect to our common stock.

(4)
This column reflects the aggregate grant date fair value of restricted stock awards and performance conditioned RSUs granted during the applicable year, computed in accordance with ASC 718. The grant date fair value of the restricted stock awards granted is the target number of shares multiplied by the closing stock price on the grant date. The grant date fair value of the FFO-based performance conditioned RSUs is the number of RSUs granted multiplied by the 30-day trailing average stock price on the date of grant. The grant date fair value of the TSR-based performance conditioned RSUs is the target number of RSUs granted multiplied by the fair market value per RSU determined using a Monte Carlo valuation. Awards with performance conditions (“performance conditioned RSUs”) are computed based on the probable outcome of the performance conditions as of the grant date for the award. Information about the assumptions used to value these awards can be found in Note 13 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

The actual amount ultimately realized by the NEO, if any, from a grant of restricted stock or RSUs will depend upon the value of our common stock on the vesting date in the case of restricted stock, or the 30-day trailing average in the case of RSUs.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

The following table sets forth information with respect to all outstanding option and stock awards for each of our NEOs on December 31, 2013.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price (1)	Option Grant Date (1)	Option Expiration Date (1)	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Units that Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market Value of Unearned Units that Have Not Vested (5)
	Exercisable (#)(1)	Unexercisable (#)(1)
Lawrence L. Gellerstedt III	18,538	—	$26.11	12/09/05	12/09/15
	43,948	—	$36.00	12/11/06	12/11/16
	48,160	—	$24.27	12/06/07	12/06/17
	50,138	—	$8.35	02/16/09	02/16/19
	50,335	16,779	$7.02	02/15/10	02/15/20
	25,640	25,642	$8.43	02/14/11	02/14/21
						256,652	$2,643,515	420,389	$5,779,897

Gregg D. Adzema	11,217	11,219	$8.43	02/14/11	02/14/21
						117,777	$1,213,103	60,749	$625,715

John S. McColl	28,015	—	$28.44	12/08/04	12/08/14
	19,775	—	$26.11	12/09/05	12/09/15
	21,972	—	$36.00	12/11/06	12/11/16
	23,600	—	$24.27	12/06/07	12/06/17
	24,570	—	$8.35	02/16/09	02/16/19
	13,103	4,369	$7.02	02/15/10	02/15/20
	6,674	6,677	$8.43	02/14/11	02/14/21
						30,658	$315,777	36,150	$372,345

M. Colin Connolly	—	—	$ —	—	—
						29,764	$306,569	19,526	$201,118

J. Thad Ellis II	2,900	—	$36.00	12/11/06	12/11/16
	9,728	—	$24.27	12/06/07	12/06/17
	11,207	—	$8.35	02/16/09	02/16/19
	8,682	2,895	$7.02	02/15/10	02/15/20
	4,423	4,423	$8.43	02/14/11	02/14/21
						20,790	$214,137	25,296	$260,549

(1)
Each option grant has a 10-year term and vests pro rata over four years (25% each year) beginning on the first anniversary of the grant date. See “Compensation Discussion and Analysis – Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards.

(2)
Included in this number are TSR-based and FFO-based performance conditioned RSUs granted on February 14, 2011. These awards have a performance evaluation date of December 31, 2013 and a vesting date of February 14, 2014; therefore, as of December 31, 2013, they had been earned, but not yet vested. These awards met the criteria for an average weighted payout of 142%, which is reflected in the number of shares above. They vested on February 14, 2014 based on the 30 day average of our closing stock price as December 31, 2013 ($10.30). The number of shares and the amount earned by each NEO upon vesting as it relates to these shares is as follows:

		Number of TSR-based RSUs	Number of FFO-based RSUs	Amount Earned Upon Vesting
	Lawrence L. Gellerstedt III	26,188	10,376	$376,609
	Gregg D. Adzema	11,457	4,539	$164,759
	John S. McColl	6,817	2,701	$98,035
	M. Colin Connolly	—	—	$—
	J. Thad Ellis II	4,517	1,789	$64,952

(3)	Market value was calculated by multiplying the number of unvested restricted shares and earned unvested RSUs at year-end by our closing stock price on December 31, 2013 ($10.30).

(4)
Represents performance conditioned RSUs granted in 2012 and 2013, assuming that the maximum performance goal will be achieved for the TSR-based awards in 2012 and that the target performance goals will be achieved for (a) the TSR-based award granted in 2013 and (b) the FFO-based award granted in 2012 and 2013. See Note 13 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for an overview of the features of these awards. See “Compensation Discussion and Analysis – Severance Policy, Retirement and Change in Control Agreements” for a description of the effect of the Rule of 65 on these awards.

(5)	Market value was calculated by multiplying the number of unearned unvested RSUs at year-end by our closing stock price on December 31, 2013 ($10.30).

OPTION EXERCISES AND STOCK VESTED IN 2013

The following table sets forth information concerning the amounts realized in 2013 upon the vesting of restricted stock and RSUs by each of our NEOs. No stock options were exercised by our NEOs in 2013.

	Stock Awards
	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting (2)
Lawrence L. Gellerstedt III	160,192	$1,432,918
Gregg D. Adzema	12,092	$109,266
John S. McColl	24,482	$219,801
M. Colin Connolly	2,232	$19,865
J. Thad Ellis II	16,082	$144,381
____________

(1)	The number of shares acquired upon vesting includes the following:

	Shares of Restricted Stock	RSUs (A)
Lawrence L. Gellerstedt III	135,893	24,299
Gregg D. Adzema	12,092	—
John S. McColl	17,299	7,183
M. Colin Connolly	2,232	—
J. Thad Ellis II	11,700	4,382

(A) RSUs are paid in cash at vesting.

(2)
The value shown is based on the trailing 30-day average closing market price of our common stock of $8.23 (on December 31, 2012) and $8.94 (on February 16, 2013) for the RSUs which vested on February 15, 2013 and February 16, 2013, respectively. The value shown is based on the closing market price of our common stock of $8.90, $9.22, and $9.34 for the restricted shares which vested on January 31, 2013 February 14, 2013, and February 15, 2013, respectively. If the vesting date is not an NYSE trading day, the prior trading day’s closing price is used.

POTENTIAL PAYMENTS UPON TERMINATION, RETIREMENT OR CHANGE IN CONTROL

We provide severance benefits to our NEOs as described in “Compensation Discussion and Analysis — Severance Policy, Retirement and Change in Control Agreements” in the event that (1) a “change in control” occurs and (2) during the two-year period thereafter, the NEO’s employment is terminated without “cause” (discussed below) or the NEO resigns for “good reason” (discussed below). The severance benefit is payable in a lump sum six months and one day after termination. For each of Messrs. Gellerstedt, Adzema and McColl, we have agreed to pay an amount equal to 2.00 times the sum of his annual base salary plus his average cash bonus. For each of Messrs. Connolly and Ellis, we have agreed to pay an amount equal to 1.00 times the sum of his annual base salary plus his average cash bonus.
For purposes of determining the severance benefit, “annual base salary” is the NEO’s annual base salary in effect on the day before the NEO’s employment terminates in connection with the change in control. The “average cash bonus” is the sum of the annual cash bonuses that were paid to the NEO during the three years immediately prior to the date the NEO’s employment terminates in connection with the change in control, divided by the number of annual cash bonuses the NEO was eligible to receive during such period. The table below assumes a triggering event occurred on December 31, 2013. The annual base salary is the salary in effect for 2013 and the average bonus is based on the annual cash incentive awards paid in 2010, 2012 and 2012.
The terms of each Change in Control Agreement are substantially identical and are summarized as follows:
Health Benefits - The Change in Control Agreement provides that we will continue to provide the NEO with health benefits for two years, either under our plan, an outside plan or by reimbursing the premiums paid by the NEO for outside coverage.
Change in Control - Under the Change in Control Agreement, a “change in control” generally means that any one of the following events occurs:

•
A person (or group) acquires, directly or indirectly, the beneficial ownership representing 30% or more of the combined voting power for the election of directors of the outstanding securities of the Company, subject to certain exceptions;

•	A majority of the Board changes during a two-year period (unless the new Directors were elected by two-thirds of the Board members that were members on the first day of the two-year period);

•	Stockholders approve our dissolution or liquidation;

•	The sale or other disposition of all or substantially all of our assets, subject to certain exceptions; or

•	Any consolidation, merger, reorganization or business combination involving us or our acquisition of the assets or stock in another entity, subject to certain exceptions.
Cause - The Change in Control Agreement defines “cause” generally as any felony or any act of fraud, misappropriation or embezzlement or any material act or omission involving malfeasance or gross negligence in the performance of the NEO’s duties to our material detriment.
Good Reason — The Change in Control Agreement defines “good reason” generally to mean:

•	a reduction in the NEO’s annual base salary or eligibility to receive any annual bonuses or other incentive compensation;

•
a significant reduction in the scope of the NEO’s duties, responsibilities, or authority or a change in the NEO’s reporting level by more than two levels (other than mere change of title consistent with organizational structure);

•	a transfer of the NEO’s primary work site more than 35 miles from the then current site; or

•
failure to continue to provide to the NEO health and welfare benefits, deferred compensation benefits, executive perquisites, stock options and restricted stock grants (or restricted stock unit grants) that are in the aggregate comparable in value to those provided immediately prior to the change in control.

Protective Covenant Agreement and Waiver and Release — In order to receive the benefits of the Change in Control Agreement, an NEO must enter into a “Protective Covenant Agreement” and a “Change in Control Severance Agreement Waiver and Release.” If the NEO declines to enter into either the Protective Covenant Agreement or the Change in Control Severance Agreement Waiver and Release then the NEO would forfeit his severance benefit.

•
The Protective Covenant Agreement generally provides that the NEO will protect certain of our interests in exchange for the payment. In particular, the Protective Covenant Agreement provides that the NEO will not, during a “protection period,” (1) compete with our then existing projects, (2) solicit any business from any of our customers, clients, tenants, buyers or sellers that he or she had contact with during the preceding three years while employed and (3) solicit any of our employees that he or she had personal contact with during his or her employment with us. For this purpose, the “protection period” is generally two years or, if shorter, the number of years used as a multiplier to determine the executive’s change in control benefit.

•
The Change in Control Severance Agreement Waiver and Release is a standard release that is required for all employees to receive any severance benefits from us and provides, in particular, that the NEO waives any and all claims against us and also covenants not to sue or to disparage us.

Tax Protection - Messrs. Adzema, McColl and Ellis are not entitled to a gross-up payment pursuant to Change in Control Agreements that they entered into with us in January 2011. Mr. Connolly is not entitled to a gross-up payment pursuant to the Change in Control Agreement that he entered into with us in September 2013. Mr. Gellerstedt, whose agreement was initially entered into in 2007, is entitled to a gross-up payment to the extent the NEO is subject to a parachute excise tax as a result of the payments or benefits provided under the Change in Control Agreement. However, if a reduction of the payments or benefits of up to 10% would eliminate the parachute excise taxes then the NEO must waive such payments or benefits to that extent.
The following table shows the potential payments to the NEOs upon a termination of employment under various scenarios, assuming that the triggering event occurred on December 31, 2013. The table does not include a severance benefit payable generally to all salaried employees following termination of employment other than for cause, in an amount equal to the employee’s weekly pay times the sum of (i) the number of his or her years of service or, alternatively, in the context of certain reductions in force as designated by the Company, the years of service multiplied by 1.5, plus (ii) four. The table also does not include the value of equity awards that are already vested, as described in the compensation tables earlier in this proxy statement.

	Cash (1)	Accelerated Vesting of Restricted Stock (2)	Accelerated Vesting of RSUs (3)	Accelerated Vesting of Stock Options (4)	Accelerated Vesting of Cash LTI Awards (5)	Health and Welfare Benefits	280G Tax Gross-Up (6)	Total
Lawrence L. Gellerstedt III
Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
Involuntary or good reason termination following change in control	$2,630,000	$2,266,930	$4,356,284	$102,982	—	$24,657	$3,696,323	$13,077,176
Death	—	$2,266,930	$4,356,284	$102,982	—	—	—	$6,726,196
Gregg D. Adzema
Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
Involuntary or good reason termination following change in control	$814,908	$668,848	$1,016,712	$20,978	—	$35,862	—	$2,557,308
Death	—	$668,848	$1,016,712	$20,978	—	$—	—	$1,706,538
John S. McColl
Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
Involuntary or good reason termination following change in control	$1,047,502	$217,745	$379,193	$26,810	—	$35,862	$—	$1,707,112
Death	—	$217,745	$379,193	$26,810	—	—	—	$623,748

	Cash (1)	Accelerated Vesting of Restricted Stock (2)	Accelerated Vesting of RSUs (3)	Accelerated Vesting of Stock Options (4)	Accelerated Vesting of Cash LTI Awards (5)	Health and Welfare Benefits	280G Tax Gross-Up (6)	Total
M. Colin Connolly
Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
Involuntary or good reason termination following change in control	$348,478	$100,569	$357,853	$—	—	$19,211	—	$826,111
Death	—	$100,569	$358,853	$—	—	—	—	$458,422
J. Thad Ellis II
Voluntary resignation, termination without cause or termination for cause not in connection with a change in control	—	—	—	—	—	—	—	—
Involuntary or good reason termination following change in control	$485,235	$149,185	$259,814	$17,764	—	$17,931	—	$929,929
Death	—	$149,185	$259,814	$17,764	—	—	—	$426,763
____________

(1)	Represents cash payments pursuant to Change in Control Agreement.

(2)
These amounts represent the value of unvested restricted shares as of December 31, 2013. The amounts were calculated by multiplying the number of unvested restricted shares at year-end by the closing stock price on December 31, 2013 ($10.30).

(3)
These amounts represent the value of unvested RSUs as of December 31, 2013. The amounts were calculated by multiplying the number of unvested RSUs at year-end by the closing stock price on December 31, 2013 ($10.30).

The performance conditioned RSUs granted in 2013 and 2012 vest at the target award level upon a change in control. The 2011 performance conditioned RSUs have been incorporated based on actual performance reflecting a 159% payout for the TSR portion and a 98% payout for the FFO portion. DEUs that may apply to the performance conditioned RSUs are not included.

(4)
This column reflects the value of “in-the-money” unvested stock options as of December 31, 2013, calculated by multiplying the number of unvested options by the difference between the closing stock price on December 31, 2013 ($10.30) and the exercise price for the options.

(5)
This column reflects the value of unvested cash LTI awards that were granted in 2009 to Messrs. Gellerstedt, McColl and Ellis (Messrs. Adzema and Connolly joined the company after the date of this grant). As of December 31, 2013, the vesting condition was not met, and all outstanding cash LTI awards would be deemed forfeited. For more information, see page 34.

(6)
In calculating the potential tax gross-up payments for Mr. Gellerstedt pursuant to his Change in Control Agreement, we assumed a 20% excise tax rate under 280G of the Code, a 39.6% federal income tax rate, a 2.35% Medicare tax rate and a 6% state income tax rate. In addition, pursuant to his agreement, if payments to Mr. Gellerstedt do not exceed 110% of the 280G limit then the payments or benefits are reduced to such limit to avoid an excise tax (and the resulting gross up payment). Messrs. Adzema, McColl, Connolly and Ellis are not entitled to a gross-up payment pursuant to their Change in Control Agreements.

DIRECTOR COMPENSATION

We provide both cash and equity awards to our non-employee Directors. Our employee directors do not receive any compensation for service as a director. Directors are reimbursed for their expenses related to board membership.
Each non-employee Director is paid a $50,000 annual retainer on or about May 31 of each year. The chairmen of the Compensation, Succession, Nominating and Governance Committee and the Investment Committee each receive an additional annual retainer of $10,000 and the chairman of the Audit Committee receives an additional annual retainer of $12,500 for their service as chairmen of these committees. We also provide an annual retainer of $50,000 for the independent Chairman of the Board. Additionally, as of May 31 of each year, each non-employee Director is granted a number of shares of common stock under the 2009 Plan with a value of $50,000 based on the average closing price of our common stock during the 30 calendar day period ending on the grant date.
As an employee of the Company, Mr. Gellerstedt did not receive any compensation for serving as a Director in 2013.
2013 Compensation of Directors

The following table shows the amounts paid to our non-employee Directors in 2013.

	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	Option Awards (4)	All Other Compensation (5)	Total
Tom G. Charlesworth	$60,000	$47,513	$—	$—	$107,513
James D. Edwards	$62,500	$47,513	$—	$—	$110,013
Lillian C. Giornelli	$50,000	$48,840	$—	$—	$98,840
S. Taylor Glover	$100,000	$52,819	$—	$—	$152,819
James H. Hance, Jr.	$60,000	$47,513	$—	$—	$107,513
William Porter Payne	$50,000	$50,166	$—	$—	$100,166
R. Dary Stone	$50,000	$47,513	$—	$—	$97,513
____________

(1)
Our 2009 Plan provides that an outside Director may elect to receive our common stock in lieu of cash fees otherwise payable for services as a Director. Under the 2009 Plan, the price at which these shares are issued is equal to 95% of the market price on the issuance date. In 2013, Messrs. Glover and Payne and Mme. Giornelli elected to participate in this program. In lieu of some or all of the cash fees shown in the table, the named Directors received shares of common stock as follows: Ms. Giornelli — 2,551; Mr. Glover — 10,204; and Mr. Payne — 5,102.

(2)
These amounts represent the aggregate grant date fair value, computed in accordance with ASC 718, of stock awards granted during the year. Please refer to Note 13 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a complete description of the ASC 718 valuation. On May 31, 2013, each Director was granted 4,604 shares of common stock which vested immediately on the grant date. Although the average closing price for the 30 calendar day period ending on the grant date ($10.86) was used to determine the number of shares to be granted in accordance with the plan, the grant date fair value reflected above is based on the closing stock price on the grant date ($10.32).

(3)	These amounts include the incremental value of the 5% discount on stock received in lieu of cash fees, as follows: Ms. Giornelli — $1,327; Mr. Glover — $5,306; and Mr. Payne — $2,653.

(4)
In previous years, we granted stock options as part of the compensation to our non-employee Directors. As of December 31, 2013, each Director had the following number of options outstanding: Mr. Charlesworth — 8,416; Mr. Edwards — 24,000; Ms. Giornelli — 24,000; Mr. Glover — 37,182; Mr. Hance — 37,182; Mr. Payne — 45,239; and Mr. Stone — 1,019. Mr. Charlesworth also had 55,855 options outstanding that were granted during his tenure as an officer of the Company prior to his retirement at the end of 2006. Mr. Stone also had 41,290 options outstanding that were granted during his tenure as an officer of the Company prior to his retirement in 2011.

(5)	We pay or reimburse Directors for reasonable expenses incurred in attending Board and committee meetings. In 2013, we did not provide any perquisites to our Directors above the reporting threshold.

COMPENSATION POLICIES AND PRACTICES AND RISK MANAGEMENT

In setting our compensation programs and plans, our Compensation Committee considers the risks to our stockholders that may be inherent in our Company’s overall compensation program. Although a significant portion of our senior executives’ (including our NEOs’) compensation is performance based and “at-risk,” we believe our compensation plans and polices are appropriately structured, based on the following:

•
we use multiple performance goals under our incentive compensation plans, such as FFO, leasing, capital recycling and cost control, which serves as a check-and-balance so as not to put inappropriate emphasis solely on one measure of our performance;

•
we establish performance goals under our annual incentive cash award plan that we believe are reasonable in light of past performance and market conditions, and also permit the Compensation Committee to exercise discretion in making final award determinations so as to take into account changing market conditions, which allow our executives to focus on the long-term health of our Company rather than an “all or nothing” approach to achieving short-term goals;

•
in December 2012 we approved a policy establishing a maximum payout of the incentive cash award that can be earned by each of the executive officers under the annual incentive cash award plan for any year at 150% of the target cash award approved by the Committee for the year;

•
in January 2014 we approved a policy establishing a maximum calculation of 200% on each individual component of the annual cash incentive award for executive officers, in addition to the overall maximum payout of 150% of the overall target award;

•
we use both time vested, full-value equity awards, such as restricted stock and/or RSUs, as well as performance based awards, such as stock options, performance conditioned RSUs and the cash long-term incentive awards, so as to both encourage the growth of the Company’s stock price and to recognize that time vested, full-value equity awards retain value even in a depressed market so that executives are less likely to take unreasonable risks to get, or keep, options in-the-money or to achieve performance conditions; and

•
we use long-term equity awards that vest over three or more years and condition a significant portion of such awards upon satisfaction of performance goals, ensuring that our executives’ interests align with those of our stockholders over the long term.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of Mr. Edwards, Ms. Giornelli, Mr. Hance, and Mr. Payne. None of these Directors has any interlocking relationships that are required to be disclosed in this proxy statement. As disclosed in “Certain Transactions,” for certain of our properties, properties owned by certain of our joint ventures and properties which we manage, we purchase janitorial supplies from a company that is owned by David Sikes, the son-in-law of Mr. Payne. Amounts paid by these properties in 2013 totaled approximately $552,507. We believe the amounts paid are in line with market prices.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about equity awards under our equity compensation plans at December 31, 2013.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights (Column A)	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (Column B)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A) (Column C)
Equity compensation plans approved by the security holders	3,077,658	$22.90	2,468,544
Equity compensation plans not approved by the security holders	—	—	—
Total	3,077,658	$22.90	2,468,544

PROPOSAL 2 — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), stockholders have the opportunity to vote, on an advisory basis, on the compensation of our NEOs. This is often referred to as a say on pay, and provides you, as a stockholder, with the ability to cast a vote with respect to our 2013 executive compensation programs and policies and the compensation paid to the NEOs as disclosed in this proxy statement through the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative disclosure in this Proxy Statement.”
As discussed in the Compensation Discussion and Analysis section, the compensation paid to our NEOs reflects the following goals of our compensation program:

•	To provide overall compensation that is designed to attract and retain talented executives;

•	To reward individual and corporate performance, while at the same time keeping in mind our accountability to our stockholders; and

•	To provide a meaningful portion of total compensation via equity based awards, including awards that are contingent upon future performance.
Although the vote is non-binding, the Compensation Committee will review the voting results. To the extent there is any significant negative vote, we will consult directly with stockholders to better understand the concerns that influenced the vote. The Compensation Committee will consider the constructive feedback obtained through this process in making decisions about future compensation arrangements for our NEOs.
As required by the Dodd-Frank Act, this vote does not overrule any decisions by the Board, will not create or imply any change to or any additional fiduciary duties of the Board.
Our Board of Directors recommends that you vote “FOR”
the approval, on an advisory basis, of executive compensation.

PROPOSAL 3 — AMENDMENT TO THE RESTATED AND AMENDED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

We are asking for your approval of an amendment to our Restated and Amended Articles of Incorporation (the “Articles of Incorporation”) to increase the number of authorized shares of common stock from 250 million shares to 350 million shares. The Board approved this amendment on February 11, 2014.
If this proposal is approved by our stockholders, the first sentence of Paragraph A of Article 4 of the Articles of Incorporation will be amended to read as follows:
“The Corporation shall have the authority to issue 350 million shares of Common Stock, $1 par value per share.”
The increase in authorized shares of common stock by 100 million shares will enhance the flexibility of our capital structure by allowing for the issuance of additional shares of common stock by the Board without amending the Articles of Incorporation. As of February 28, 2014, there were 189,722,759 shares of common stock outstanding and an additional 2,195,726 shares of common stock were reserved for issuance under our equity compensation plans. As of March 13, 2014, there were 198,442,579 shares of common stock outstanding and an additional 2,195,726 shares of common stock were reserved for issuance under our equity compensation plans.
The additional authorized shares of common stock will be available for general purposes, including capital raising transactions, acquisitions, employee benefit plans and other uses. We currently have no specific plans or understandings with respect to the issuance of any of the additional shares. The Board believes, however, that the proposal is desirable so that, if the need arises, we will have more financial flexibility to issue shares of common stock, without the expense and delay of a special stockholders’ meeting, in connection with future opportunities for expanding our business, possible stock splits or stock dividends, equity financing, management incentive and employee benefit plans, and for other purposes. Although the Board has no present intention of doing so, the additional shares of common stock could be used to make it more difficult for persons to obtain control of us.
If approved, this amendment will become effective upon filing of Articles of Amendment to our Articles of Incorporation with the Secretary of State of Georgia, which we would do promptly after the Annual Meeting.
Based on the recommendation of our Compensation, Nominating and Governance Committee, our Board has determined that it is in our best interests and the best interests of our stockholders to amend the Articles of Incorporation to increase the number of authorized shares of common stock.
Our Board of Directors recommends that you vote “FOR”
the approval of the proposal to amend the Articles of Incorporation to increase the number of authorized shares of common stock.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte, our independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2014 and to prepare a report on this audit, subject to approval by the Audit Committee of the fee estimate and the audit plan for the period. A representative of Deloitte will be present at the Annual Meeting and will be available to respond to appropriate questions by our stockholders.
We are asking our stockholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required by our bylaws, the Board is submitting the selection of Deloitte to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders do not ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that the change would be in the best interests of the Company and our stockholders.
Our Board of Directors recommends that you vote “FOR”
the ratification of the appointment of the independent registered public accounting firm.

Summary of Fees to Independent Registered Public Accounting Firm

We retained Deloitte as our independent registered public accounting firm for the years ended December 31, 2013 and 2012. Aggregate fees for services provided to us related to the fiscal years ended December 31, 2013 and 2012 by Deloitte were as follows:

	2013	2012
Audit Fees (a)	$1,055,300	$705,050
Tax Fees:
Compliance	$143,200	$138,225
Consulting	565,300	370,450
Total tax fees	$708,500	$508,675
____________

(a)
Includes fees for the annual audits of our financial statements, including the audit of internal controls over financial reporting under the Sarbanes-Oxley Act of 2002, joint venture audits, audits of certain properties’ operating expenses, review of our quarterly financial statements, the audit of our benefit plans, and the comfort letter procedures related to the equity issuances, including work for the periods indicated above but performed subsequent to that year end.

As stated in its charter, the Audit Committee is responsible for pre-approving all audit and permissible non-audit services provided by our independent registered public accounting firm. Pre-approvals are generally provided for no more than one year at a time, typically identify the particular services or category of services to be provided and are generally subject to a dollar limit. The Audit Committee charter also provides that the Audit Committee may delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent registered public accounting firm, provided that the approvals are presented to the Audit Committee at its next scheduled meeting. Other than tax consulting, there were no other non-audit services provided by Deloitte to the Company in 2013 or 2012. No services were approved by the Audit Committee pursuant to the waiver of pre-approved provisions as set forth in applicable rules of the SEC.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process and internal controls on behalf of the Board of Directors. The Audit Committee operates under a written charter, the full text of which is available on the Investor Relations page of the Company’s website at www.cousinsproperties.com.
Management has primary responsibility for financial statements and the reporting process, including the systems of internal controls, and has represented to the Audit Committee that the Company’s 2013 consolidated financial statements are in accordance with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee reviewed the financial statements contained in the Company’s Quarterly Reports on Form 10-Q, as well as the audited financial statements contained in the Company’s Annual Report on Form 10-K, and discussed these financial statements with management and Deloitte, the Company’s independent registered public accounting firm.
The Audit Committee reviewed with Deloitte the matters required to be discussed under Statement of Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, related to the 2013 audit. The Audit Committee also received written disclosures and the letter from Deloitte required by the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and discussed with Deloitte its independence.
The Audit Committee met with Deloitte, with and without management present, to discuss the results of their examinations, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting for 2013.
The Audit Committee also met with the Company’s internal audit department, with and without management present, to discuss the results of their reviews and evaluations of the Company’s internal controls for 2013.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

James D. Edwards, Chairman
Tom G. Charlesworth
Lillian C. Giornelli

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under the Acts.

CERTAIN TRANSACTIONS

In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving or ratifying the terms and conditions of transactions between the Company and any Director or executive officer, or their affiliates or family members. Our Ethics Code requires that all of our employees and Directors avoid conflicts of interest, defined as situations where the person’s private interests conflict, or even appear to conflict, with the interests of the Company as a whole. If an “Ethics Contact” (defined in our Ethics Code to be our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or our General Counsel) believes that a transaction or relationship would require approval or ratification by the Audit Committee, the Ethics Contact will bring the transaction or relationship to the attention of the Audit Committee.
At least annually, each Director and executive officer completes a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which the Company is involved and in which the executive officer, a Director or a related person has a direct or indirect material interest. In addition, we conduct a quarterly review to determine whether an executive officer, a Director, or a company employing a Director engaged in transactions with us during the quarter.
The Compensation, Succession, Nominating and Governance Committee, which is composed of independent Directors, conducts an annual review of the information from the questionnaire, evaluates related-party transactions (if any) involving the Directors and their related persons and makes recommendations to the Board regarding the independence of each Board member.
If a transaction arises during the year that may require disclosure as a related party transaction, information about the transaction would be provided to the Audit Committee and the Compensation, Succession, Nominating and Governance Committee, as applicable, for review, approval or ratification of the transaction.
Pursuant to this responsibility, the Audit Committee has reviewed, approved and ratified, as applicable, each of the transactions described below:

•
S. Taylor Glover, one of our Directors, is an affiliate of an entity that leases space in one of our office buildings. The lease term commenced on June 1, 2007 and continues until May 31, 2014. The entity paid us $126,229 in 2013, excluding reimbursements for operating costs. We consider the rates associated with this lease to be market rates.

•
For certain properties we consolidate, properties owned by certain of our joint ventures and properties we manage, we purchase janitorial supplies from a company that is owned by David Sikes, the son-in-law of William Porter Payne, one of our Directors. Amounts paid by these properties in 2013 totaled approximately $552,507. We believe the amounts paid are in line with market prices.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who own more than 10% of our common stock to file certain reports with respect to their beneficial ownership of our stock. In addition, Item 405 of Regulation S-K requires us to identify each reporting person who did not file a report on a timely basis as required by Section 16(a) during the most recent fiscal year. Based solely on a review of these reports and written representations from the directors and executive officers, we believe that all directors and executive officers complied with all Section 16(a) filing requirements for fiscal year 2013, except for the following: R. Dary Stone, a Director, filed a late Form 4 relating to approximately 3,339 shares that were disposed in two transactions as a result of an administrative error by his broker, which delayed our receipt of the information regarding the transactions.
FINANCIAL STATEMENTS

Our Annual Report on Form 10-K for the year ended December 31, 2013, including audited financial statements, is being mailed together with this proxy statement.
STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to Rule 14a-8(e)(2) under the Exchange Act, a stockholder proposal submitted for inclusion in our proxy statement for the 2015 Annual Meeting must be received by us by November 24, 2014, which is 120 days before the anniversary of the date this proxy statement is released to stockholders in connection with the Annual Meeting. However, pursuant to such Rule, if the 2015 Annual Meeting is held on a date that is more than 30 days before or after such anniversary date, then a stockholder proposal submitted for inclusion in our proxy statement for the 2015 Annual Meeting must be received by us a reasonable time before we begin to print and mail our proxy statement for the 2015 Annual Meeting.
Under our bylaws, a stockholder is eligible to submit a stockholder proposal outside the processes of Rule 14a-8 if the stockholder is (1) of record at the time of such proposal and at the time of the annual meeting and (2) entitled to vote at the annual meeting. The stockholder also must provide timely notice in proper written form of the proposal to our Corporate Secretary. To be timely under our bylaws, we must receive advance notice of the proposal not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, such stockholder’s notice must be delivered by the later of (A) the tenth day following the day of the public announcement of the date of the annual meeting or (B) the date which is ninety (90) days prior to the date of the annual meeting. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. Stockholder proposals should be submitted to Corporate Secretary, Cousins Properties Incorporated, 191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740.

EXPENSES OF SOLICITATION

We will bear the cost of proxy solicitation. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, electronic mail, facsimile or mail by one or more of our employees. Upon request, we also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to the beneficial owners of our stock.